EXECUTION VERSION

$800,000,000

CREDIT AGREEMENT

among

DEALERTRACK TECHNOLOGIES, INC. and
DEALERTRACK CANADA, INC.,
as Borrowers,

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC and
WELLS FARGO BANK, N.A.,
as Co-Syndication Agents,

Bank of America, N.A.,
as Documentation Agent,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of February 28, 2014

J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED,
BARCLAYS BANK PLC and
WELLS FARGO SECURITIES, LLC,
as Lead Arrangers and Bookrunners

SECTION 4.	REPRESENTATIONS AND WARRANTIES	72

4.1	Financial Condition	72
4.2	No Change	72
4.3	Existence; Compliance with Law	72
4.4	Power; Authorization; Enforceable Obligations	72
4.5	No Legal Bar	73
4.6	Litigation	73
4.7	Ownership of Property; Liens	73
4.8	Intellectual Property	73
4.9	Taxes	73
4.10	Federal Regulations	74
4.11	Labor Matters	74
4.12	ERISA	74
4.13	Investment Company Act; Other Regulations	74
4.14	Subsidiaries	74
4.15	Use of Proceeds	75
4.16	Environmental Matters	75
4.17	Accuracy of Information, etc.	76
4.18	Security Documents	76
4.19	Solvency	76
4.20	Regulation H	77
4.21	Canadian Pension Plan and Benefit Plans	77
4.22	OFAC Compliance; Anti-Corruption Laws and Sanctioned Countries	77
4.23	Senior Indebtedness	77

SECTION 5.	CONDITIONS PRECEDENT	77

5.1	Conditions to Availability	77
5.2	Conditions to Each Extension of Credit	80

SECTION 6.	AFFIRMATIVE COVENANTS	81

6.1	Financial Statements	81
6.2	Certificates; Other Information	81
6.3	Payment of Obligations	83
6.4	Maintenance of Existence; Compliance	83
6.5	Maintenance of Property; Insurance	83
6.6	Inspection of Property; Books and Records; Discussions	83
6.7	Notices	84
6.8	Environmental Laws	84
6.9	Designation of Subsidiaries	84
6.10	Additional Collateral, etc	84
6.11	Post-Closing Obligations	87

SECTION 7.	NEGATIVE COVENANTS	87

7.1	Financial Condition Covenants	87
7.2	Indebtedness	88
7.3	Liens	91
7.4	Fundamental Changes	95

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7.5	Disposition of Property	95
7.6	Restricted Payments	97
7.7	Investments	99
7.8	Optional Payments and Modifications of Certain Debt Instruments and the Certificate of Merger	101
7.9	Transactions with Affiliates	102
7.10	Sales and Leasebacks	102
7.11	Changes in Fiscal Periods	102
7.12	Burdensome Agreements	102
7.13	Lines of Business	103
7.14	Use of Proceeds	103
7.15	Canadian Pension Plans	104

SECTION 8.	EVENTS OF DEFAULT	104

SECTION 9.	THE AGENTS	108

9.1	Appointment	108
9.2	Delegation of Duties	108
9.3	Exculpatory Provisions	108
9.4	Reliance by Administrative Agent	108
9.5	Notice of Default	109
9.6	Non-Reliance on Agents and Other Lenders	109
9.7	Indemnification	109
9.8	Agent in Its Individual Capacity	110
9.9	Successor Administrative Agent	110
9.10	Co-Syndication Agents, Documentation Agent and Lead Arrangers	110
9.11	Intercreditor Agreements and Collateral Matters	110
9.12	Administrative Agent; Power of Attorney and Custodian	111

SECTION 10.	MISCELLANEOUS	111

10.1	Amendments and Waivers	111
10.2	Notices	113
10.3	No Waiver; Cumulative Remedies	115
10.4	Survival of Representations and Warranties	115
10.5	Payment of Expenses and Taxes	115
10.6	Successors and Assigns; Participations and Assignments	116
10.7	Adjustments; Set off	119
10.8	Counterparts	120
10.9	Severability	120
10.10	Integration	120
10.11	GOVERNING LAW	120
10.12	Submission To Jurisdiction; Waivers	120
10.13	Acknowledgements	121
10.14	Releases of Guarantees and Liens	121
10.15	Confidentiality	122
10.16	WAIVERS OF JURY TRIAL	122
10.17	USA Patriot Act	122
10.18	Judgment Currency Conversion	123

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SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
3.1	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.14	Subsidiaries
4.18(a)	UCC and PPSA Filing Jurisdictions
4.18(b)	Mortgage Filing Jurisdictions
4.21	Canadian Pension Plan and Benefit Plans
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7(i)	Existing Investments
7.12	Existing Burdensome Agreements

EXHIBITS:

A	Form of U.S. Guarantee and Collateral Agreement
B	Form of Canadian Guarantee and Collateral Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F-1-A	Form of Legal Opinion of O’Melveny & Myers LLP
F-1-B	Form of Legal Opinion of O’Melveny & Myers LLP
F-2	Form of Legal Opinion of Shipman & Goodwin LLP
F-3	Form of Legal Opinion of Dentons Canada LLP
F-4	Form of Legal Opinion of Fox Rothschild LLP
F-5	Form of Legal Opinion of Locke Lord LLP
F-6	Form of Legal Opinion of Downs Rachlin Martin PLLC
G	Form of U.S. Tax Certificate
H-1	Form of Increased Facility Activation Notice
H-2	Form of New Lender Supplement
I-1	Form of Pari Passu Lien Intercreditor Agreement
I-2	Form of Junior Lien Intercreditor Agreement

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CREDIT AGREEMENT (this “Agreement”), dated as of February 28, 2014, among Dealertrack Technologies, Inc., a Delaware corporation (the “Company”), Dealertrack Canada, Inc., an Ontario corporation (the “Canadian Borrower”, and together with the Company, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Barclays Bank PLC and Wells Fargo Bank, N.A., as co-syndication agents (in such capacities, the “Co-Syndication Agents”), Bank of America, N.A., as documentation agent (in such capacity, the “Documentation Agent”), J.P. Morgan Securities LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated, Barclays Bank PLC and Wells Fargo Securities, LLC, as lead arrangers and bookrunners (in such capacities, the “Lead Arrangers”) and JPMorgan Chase Bank, N.A., as administrative agent.

PRELIMINARY STATEMENT

The Company has entered into that certain Agreement and Plan of Merger dated as of December 19, 2013 (including the exhibits and schedules thereto, the “Merger Agreement”) among the security holders (the “Sellers”) of Dealer Dot Com, Inc. (the “Target”) from time to time party thereto, the Target, the Company, Derby Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Jason Chapnick, as the Sellers’ representative, pursuant to which Merger Sub will merge with and into the Target, with the surviving entity becoming a wholly-owned subsidiary of the Company (such merger, acquisition and any related transactions, collectively, the “Merger”), and with the Sellers receiving a combination of cash and newly issued common equity shares of the Company as a result of the consummation of the Merger.

The Borrowers have requested that concurrently with the consummation of the Merger, the Lenders make available to the Borrowers credit facilities aggregating $800,000,000 (the “Credit Facilities”), the proceeds of which, to the extent advanced on the Closing Date, will be used to pay to the Sellers the cash consideration for the Merger, to effectuate the Refinancing and to pay the fees and expenses related to the Merger and Refinancing and the transactions contemplated by this Agreement (such consideration, fees and expenses, collectively, “Transaction Costs”).

The Lenders are willing to make available to the Borrowers the Credit Facilities on the terms and conditions set forth herein.

Now, therefore, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: as to any Loan a rate per annum equal to (a) with respect to Loans denominated in Dollars, the U.S. Alternate Base Rate and (b) with respect to Loans denominated in Canadian Dollars, the Canadian Prime Rate.

“ABR Loans”: Loans denominated in Dollars or Canadian Dollars the rate of interest applicable to which is based upon the applicable ABR.

“Acceptable Discount”: as defined in Section 2.25(b).

“Acquisition”: as to any Person, any acquisition by such Person (i) of all or substantially all of the Capital Stock of any other Person, (ii) of all or substantially all of the assets of any other Person or (iii) of all or substantially all of the assets constituting a division, business unit or line of business of any other Person.

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“Adjustment Date”: as defined in the Applicable Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its Affiliates (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch), as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lenders”: collectively, the Company and its Subsidiaries.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Lead Arrangers, the Co-Syndication Agents, the Documentation Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to either Borrower or their respective Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Discount”: as defined in Section 2.25(b).

“Applicable Margin”: (a) with respect to Term Loans, (i) 2.75% in the case of Eurodollar Loans and (ii) 1.75% in the case of ABR Loans; provided, that on and after the first Adjustment Date occurring after the completion of three full calendar months after the Closing Date, the Applicable Margin with respect to Term Loans will be determined pursuant to the Applicable Pricing Grid;

(b) with respect to each Type of Loan other than Term Loans and Incremental Term Loans, (i) 2.25% in the case of Eurodollar Loans and CDOR Rate Loans and (ii) 1.25% in the case of ABR Loans, provided, that on and after the first Adjustment Date occurring after the completion of three full calendar months after the Closing Date, the Applicable Margin with respect to such Loans will be determined pursuant to the Applicable Pricing Grid; and

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(c) for Incremental Term Loans, such per annum rates as shall be agreed to by the Company and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

“Applicable Pricing Grid”: (a) with respect to Term Loans, the Applicable Margin determined pursuant to the table set forth below:

Level	Consolidated First Lien Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
A	<2.25 to 1.0	2.50%	1.50%
B	˃2.25 to 1.0	2.75%	1.75%

(b) with respect to each Type of Loan other than Term Loans and Incremental Term Loans, the Applicable Margin determined pursuant to the table set forth below:

Level	Consolidated First Lien Leverage Ratio	Applicable Margin for Eurodollar Loans/CDOR Rate Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
I	<0.5 to 1.0	1.50%	0.50%	0.25%
II	˃0.5 to 1.0 and <1.5 to 1.0	1.75%	0.75%	0.30%
III	˃1.5 to 1.0 and <2.5 to 1.0	2.00%	1.00%	0.35%
IV	˃2.5 to 1.0	2.25%	1.25%	0.375%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated First Lien Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph; provided that, prior to the first Adjustment Date occurring after the completion of three full calendar months after the Closing Date, (i) Level B pricing shall apply for each Type of Term Loan and (ii) Level IVpricing shall apply for each Type of Loan other than Term Loans. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated First Lien Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Foreign Bank”: as defined in the definition of “Cash Equivalents”.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i), (j), (k) or (l) of Section 7.5) that yields aggregate Net Cash Proceeds to any Group Member in excess of $10,000,000.

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“ASC”: the FASB Accounting Standards Codification.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E-1.

“Available Amount”: at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(i) the Cumulative Retained Excess Cash Flow Amount; plus

(ii) the Net Cash Proceeds received after the Closing Date and on or prior to such date (other than any Net Cash Proceeds applied for Investments under Section 7.7(q) and Restricted Payments under Sections 7.6(c) and 7.6(g)) from the issuance of any Capital Stock (other than any such issuance to a Group Member), including any sale of treasury Capital Stock, but excluding any issuance of Disqualified Capital Stock; plus

(iii) the Net Cash Proceeds received after the Closing Date and on or prior to such date from any capital contribution to the Company or to any Restricted Subsidiary; provided that any such capital contribution is from a Person other than a Group Member; plus

(iv) the aggregate amount received after the Closing Date and on or prior to such date by the Company or any Restricted Subsidiary in cash from any dividend or other distribution by an Unrestricted Subsidiary; plus

(v) the Net Cash Proceeds received after the Closing Date and on or prior to such date by the Company or any Restricted Subsidiary from the issuance of convertible or exchangeable debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Capital Stock); plus

(vi) the aggregate amount received in cash or Cash Equivalents after the Closing Date and on or prior to such date by the Company or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any existing joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary (with the amount of such Investment being calculated in accordance with the last sentence of Section 7.7); plus

(vii) the aggregate amount received in cash or Cash Equivalents after the Closing Date and on or prior to such date by the Company or any Restricted Subsidiary in connection with the sale, transfer or other disposition to a Person (other than a Group Member) of any Investment made in reliance on Section 7.7(w) and repurchases and redemptions (other than by a Group Member) of such Investments from the Company or any Restricted Subsidiary and repayments of loans or advances (other than by a Group Member) that constitute Investments made in reliance on Section 7.7(w); provided that such amount shall not exceed the amount of such initial Investment made in reliance on Section 7.7(w); plus

(viii) the amount equal to the net reduction in Investments made by the Company or any Restricted Subsidiaries in any Person resulting from a Subsidiary Redesignation or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary (with the amount of such Investments being calculated in accordance with the last sentence of Section 7.7); plus

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(ix) the amount of any prepayment declined by a Term Lender pursuant to Section 2.7(b)(vi); minus

(x) any amounts thereof used to make Restricted Payments pursuant to Section 7.6(k) after the Closing Date prior to such time; minus

(xi) any amounts thereof used to make Investments pursuant to Section 7.7(w) after the Closing Date prior to such time; minus

(xii) any amounts thereof used to make payments, prepayments, repurchases, redemptions or defeasances pursuant to Section 7.8(a)(iv) after the Closing Date prior to such time.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding under Insolvency Laws or otherwise, or has had a receiver, interim receiver, receiver-manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by any Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City (or Toronto, Canada, in the case of any Loan denominated in Canadian Dollars or made to the Canadian Borrower) are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

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“Calculation Date”: the last Business Day of each calendar month (or any other day selected by the Administrative Agent); provided that the second Business Day preceding (or such other Business Day as the Administrative Agent shall deem applicable) (i) each Borrowing Date with respect to any Loans and (ii) the date of issuance, amendment, renewal or extension of a Letter of Credit, in each case, shall also be a “Calculation Date”.

“Canadian AML Legislation”: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws within Canada, including any guidelines or orders thereunder.

“Canadian Benefit Plans”: any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans and any plan maintained by the Government of Canada or the Government of any Province of Canada including the Canada Pension Plan, the Quebec Pension Plan, Employment Insurance and workers’ compensation benefits plans.

“Canadian Borrower”: as defined in the preamble hereto.

“Canadian Dollars”: the lawful money of Canada.

“Canadian Pension Plans”: each pension plan required to be registered under Canadian federal or provincial pension standards law that is maintained or contributed to or required to be contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate”: for any day, a rate per annum determined by the Administrative Agent equal to the greater of (i) the Reference Rate in effect on such date and (ii) the one month CDOR Rate in effect on such date plus 1%. Any change in the Canadian Prime Rate due to a change in the Reference Rate or the CDOR Rate shall be effective from and including the effective date of such change in the Reference Rate or CDOR Rate, respectively.

“Canadian Security Agreement”: the Canadian Guarantee and Collateral Agreement, substantially in the form of Exhibit B, dated as of the date hereof, between the Canadian Borrower, the Canadian Subsidiary Guarantors from time to time party thereto and the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties to whom Canadian Secured Obligations are owed, and any other pledge or security agreement entered into after the date of this Agreement by the Canadian Borrower (as required by this Agreement or any other Loan Document as the same may be amended, restated or otherwise modified from time to time).

“Canadian Secured Obligations”: all Obligations of the Canadian Borrower and any Canadian Subsidiary.

“Canadian Sublimit”: $35,000,000.

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“Canadian Subsidiary”: any Subsidiary of the Company that is organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor”: each Wholly Owned Canadian Subsidiary other than any Unrestricted Subsidiary or Immaterial Subsidiary.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries and including or for the development, acquisition or licensing of Intellectual Property and including, for the avoidance of doubt, software development costs.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (excluding any operating leases entered into by such Person that are required to be reflected on a consolidated balance sheet pursuant to any change in GAAP after the Closing Date) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided, however, for the avoidance of doubt, that the Convertible Notes shall not be deemed to constitute Capital Stock.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Financial Services LLC (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank having total assets in excess of $500,000,000, which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development (except that up to $2,000,000 in the aggregate at any time outstanding may be with a commercial bank, which is organized and existing under the laws of a country that is not a member of the Organization for Economic Cooperation and Development), and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within six months or less from the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

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“Cash Management Obligations”: obligations owed by any Loan Party or Restricted Subsidiary in respect of any Specified Cash Management Agreement to any Person that is a Lender or an Affiliate of a Lender at the time such Specified Cash Management Agreement is entered into.

“Casualty Event”: any event that gives rise to the receipt by the Company or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CDOR Rate”: for the relevant Interest Period, the Canadian dealer offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m., Toronto local time, on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m., Toronto local time, to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian dealer offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m., Toronto local time, on such day for commercial loans or other extensions of credit to businesses of comparable credit risk, or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CDOR Rate Loan”: Loans denominated in Canadian Dollars the rate of interest applicable to which is based upon the CDOR Rate.

“CDOR Rate Tranche”: the collective reference to CDOR Rate Loans under the Revolving Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Certificate of Merger”: as defined in Section 5.1(b)(i).

“Change of Control”: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes, or obtains rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% on a fully diluted basis of the voting Capital Stock of the Company or (b) the board of directors of the Company ceases to consist of a majority of Continuing Directors.

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“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is February 28, 2014.

“Co-Syndication Agents”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment Fee Rate”: 0.375% per annum provided, that on and after the first Adjustment Date occurring after the completion of three full calendar months after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Communications”: collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 10.2, including through an Electronic System.

“Company”: as defined in the preamble hereto.

“Company Call Options”: one or more call options (which may, but need not, be capped, net-share settled or cash settled), purchased from one or more Dealer Counterparties by the Company in connection with the issuance of the Convertible Notes, to purchase up to the notional number of shares of the Company’s common stock equal to the number of shares underlying the Convertible Notes at the exercise price initially equal to the initial conversion price of the Convertible Notes.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 6, 2014 and furnished to certain Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date excluding the current portion of current and deferred income taxes, deferred financing fees and assets held for sale.

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“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date, but excluding, without duplication, (i) the current portion of any Funded Debt of the Borrower and its Subsidiaries, (ii) all Indebtedness consisting of Loans and LC Exposure and Capital Lease Obligations to the extent otherwise included therein, (iii) the current portion of interest payable and (iv) the current portion of current and deferred income taxes.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense (net of income tax credits), including income tax expense as a result of any Modified Dutch Auction, Term Loan Repurchase or Open Market Purchase thereunder, (b) interest expense (net of interest income), amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash expenses, charges or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash unrealized losses on sales of assets outside of the ordinary course of business and all non-cash unrealized losses on the Company Call Options and the call options embedded in the Convertible Notes), provided that, for purposes of this clause (e), any non-cash expenses, charges or losses shall be treated as cash expenses, charges or losses in any subsequent period during which cash disbursements attributable thereto are made, (f) any off-sets to any revenue directly related to any contra-revenue arrangements, (g) any losses resulting from any casualty event to the extent reimbursed with proceeds of business interruption insurance and (h) any other charges, fees, costs and expenses related to the consummation of the Merger and the Refinancing and transactions contemplated under this Agreement and the other Loan Documents (including any financial advisory fees, accounting fees and auditor fees, legal fees and other advisory and consulting fees and expenses and other fees, discounts and commissions), and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) non-cash charges increasing Consolidated Net Income of the Company and its Subsidiaries for such period (but excluding any such charges (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and (b) non-cash income or gains (including whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside the ordinary course of business and all non-cash unrealized gains or profits on the Company Call Options and the call options embedded in the Convertible Notes), all as determined on a consolidated basis.

The financial results of Unrestricted Subsidiaries and, except to the extent included in the calculation of Consolidated Net Income, joint ventures and variable interest entities that, in each case, are not Restricted Subsidiaries, shall be excluded in calculating “Consolidated EBITDA” except that Consolidated EBITDA for any period shall be increased by the amount of cash dividends or cash distributions paid by such Unrestricted Subsidiaries, joint ventures and variable interest entities to the Company or any Restricted Subsidiary.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended June 30, 2013, September 30, 2013 and December 31, 2013, Consolidated EBITDA for such fiscal quarters shall be $46,000,000, $41,800,000 and $39,500,000 respectively.

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“Consolidated First Lien Debt”: at any date, the aggregate principal amount of, without duplication, (i) Capital Lease Obligations and (ii) other Consolidated Total Debt that in each case is then secured (or purported to be secured) by first-priority Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby so long as prepayment of such Indebtedness is not prohibited).

“Consolidated First Lien Leverage Ratio”: as at the last day of any period, the ratio of (a) (x) Consolidated First Lien Debt on such day minus (y) the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries to the extent the same would appear on the consolidated balance sheet of the Company at such date, determined on a consolidated basis in accordance with GAAP, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Company at such date to (b) Consolidated EBITDA for such period; provided that the Consolidated First Lien Leverage Ratio shall be determined for the relevant period on a Pro Forma Basis.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) (x) Consolidated Total Debt on such day minus (y) the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries to the extent the same would appear on the consolidated balance sheet of the Company at such date, determined on a consolidated basis in accordance with GAAP, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Company at such date to (b) Consolidated EBITDA for such period; provided that the Consolidated Leverage Ratio shall be determined for the relevant period on a Pro Forma Basis.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in the determination of Consolidated Net Income for any period: (a) any extraordinary, unusual or non-recurring gains or losses or income or expenses, business optimization expenses and restructuring charges, litigation expenses (including fees of counsel), severance or relocation expenses, fees, expenses or charges related to any facilities opening and closure and/or consolidation of facilities, lease termination costs, project start-up costs, recruiting and other employee related costs, signing, retention or completion bonuses and fees, expenses, integration costs or charges related to any offering of Capital Stock of such Person, investment, acquisition or offering of indebtedness (in each case, whether or not successful); provided that the aggregate amount excluded under this clause (a) in respect of all such charges, expenses, fees, costs or bonuses (other than (i) extraordinary, unusual or non-recurring gains or losses, (ii) litigation expenses (including fees of counsel) and (iii) transaction costs related to (x) execution and delivery of this Agreement and (y) the consummation or proposed consummation of a Permitted Acquisition) which are cash items shall not exceed an amount equal to 25% of the Company’s Consolidated EBITDA (determined without giving effect to the exclusion of such amounts) for any period of four consecutive fiscal quarters; (b) any income or loss from discontinued operations and any gain or loss on disposal of discontinued operations; provided that once an operation becomes a discontinued operation it will remain so for all purposes hereunder; (c) any gain or loss (less all fees and expenses or charges relating thereto), attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the board of directors of the Company); (d) any income or loss (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of indebtedness shall be excluded; (e) the cumulative effect of a change in accounting principles during such period; (f) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144 and any other write-offs or write-downs, and the amortization of intangibles arising pursuant to No. 141R; (g) any non-cash compensation charges or expenses, including any such charge or expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its subsidiaries shall be excluded; (h) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and 157 and related interpretations shall be excluded, (i) effects of purchase accounting adjustments in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof shall be excluded, (j) any non-operating realized gains or losses attributable to the purchase or sale of securities; (k) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions; and (l) any unrealized currency translation gains or losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from Swap Agreements for currency exchange risk.

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“Consolidated Senior Secured Debt”: at any date, the aggregate principal amount of, without duplication, (i) Capital Lease Obligations and (ii) other Consolidated Total Debt that in each case is then secured (or purported to be secured) by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby so long as prepayment of such Indebtedness is not prohibited).

“Consolidated Senior Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) (x) Consolidated Senior Secured Debt on such day minus (y) the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries to the extent the same would appear on the consolidated balance sheet of the Company at such date, determined on a consolidated basis in accordance with GAAP, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Company at such date to (b) Consolidated EBITDA for such period; provided that the Consolidated Senior Secured Leverage Ratio shall be determined for the relevant period on a Pro Forma Basis.

“Consolidated Total Assets”: the total assets of the Company and its Restricted Subsidiaries on a consolidated basis in conformity with GAAP, as shown on the most recent balance sheet of the Company. For purposes of testing whether any Investment, Immaterial Subsidiary, Disposition or other item that is incurred based on a basket or threshold related to Consolidated Total Assets such item shall be permitted if such basket was available on the date of such incurrence even if Consolidated Total Assets subsequently decreases.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all funded Indebtedness of the Company and its Restricted Subsidiaries consisting of Indebtedness for borrowed money (including letters of credit and bank guarantees, to the extent drawn and not reimbursed), Capital Lease Obligations, purchase money Indebtedness (other than any intercompany indebtedness), Disqualified Capital Stock, bonds, notes or debentures (and any Guarantee Obligations in respect of the forgoing) to the extent the same would appear on the consolidated balance sheet of the Company at such date, determined on a consolidated basis in accordance with GAAP.

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“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of the Company on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes”: the senior convertible notes of the Company that are issued pursuant to the Convertible Notes Agreement and any Permitted Refinancing thereof constituting convertible notes.

“Convertible Notes Agreement”: collectively, each indenture, agreement, document or instrument evidencing or governing any Convertible Notes.

“Credit Facilities”: as defined in the preliminary statements hereto.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Cumulative Retained Excess Cash Flow Amount”: at any date of determination, an amount equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for the Excess Cash Flow Periods ended on or prior to such date.

“Currency”: Dollars or Canadian Dollars.

“Dealer Counterparties”: collectively, one or more leading commercial or investment banks (or, with respect to any of the foregoing, an Affiliate thereof) and their respective successors and assigns.

“Dealer Counterparty Warrants”: net-share settled warrants, sold by the Company to one or more Dealer Counterparties on any day(s) on which the Company Call Options are purchased by the Company from such Dealer Counterparty, to purchase up to initially the number of shares of common stock of the Company equal to the notional number of shares underlying such Company Call Options.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

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“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discount Range”: as defined in Section 2.25(a).

“Disinterested Director”: with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolving Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) requires scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable, other than at the option of the issuer thereof, for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Revolving Commitments are terminated; provided, however, that only the portion of the Capital Stock that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Capital Stock that are not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock.

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“Disqualified Lender”: the competitors of the Company (or any Affiliate of such competitor, other than any affiliated bona fide debt fund) listed in a writing delivered to the Administrative Agent (it being agreed that such list may be amended, updated or supplemented in writing by the Company from time to time, with the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed); provided that Affiliates of such competitors must be named in such letter or must be reasonably identifiable from their names as Affiliates of competitors of the Company to constitute “Disqualified Lenders”.

“Documentation Agent”: as defined in the preamble hereto.

“Dollar Equivalent”: as of the most recent Calculation Date, (a) with respect to any borrowing or other extension of credit expressed in Canadian Dollars, the amount of Dollars that would be required to purchase the amount of such Canadian Dollars of such borrowing or other extension of credit on the date two Business Days prior to the date of such borrowing or extension of credit (or, in the case of any determination made under Section 2.7 or redenomination under Section 2.14(e), or in the case of a redenomination of any other amount into Dollars as provided herein, on the date of determination or redenomination therein referred to), based upon the Spot Selling Rate.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%; provided, that, with respect to any fiscal year of the Borrower, the ECF Percentage shall be reduced to (a) 25% if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00 and (b) 0% if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00.

“Effective Yield”: as to any Indebtedness, the effective yield on such Indebtedness as determined by the Company and the Administrative Agent in accordance with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate “floors” or similar provisions and all recurring fees and upfront or similar fees or original issue discount (amortized over an assumed four-year life to maturity) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement fees, structuring fees, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, customary consent fees for an amendment paid generally to consenting Lenders.

“Electronic System”: any electronic system, including email, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of their respective Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws”: any and all foreign, federal, provincial, territorial, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of occupational health and safety or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

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“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) the failure of any insured medical Plan to satisfy the non-discrimination requirements of Section 105 of the Code; (d) any Reportable Event; (e) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (h) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (i) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (j) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (k) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (l) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (m) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the Screen Rate as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such Interest Period is an Impacted Interest Period, then the Eurodollar Base Rate for such Interest Period shall be the Interpolated Rate at such time.

“Eurodollar Loans”: Loans denominated in Dollars the rate of interest applicable to which is based upon the Eurodollar Rate.

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“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (provided that the Eurodollar Rate applicable to Term Loans shall not be less than 0.75%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means, for any period, an amount equal to the excess, if any, of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) the amount of the decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Company and its Subsidiaries completed during such period or the application of purchase accounting),

(iv) the aggregate net amount of non-cash loss on the Disposition of property by the Company and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and

(v) cash payments received in respect of Swap Agreements during such period to the extent deducted in arriving at such Consolidated Net Income, over

(b) the sum, without duplication, of:

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (excluding any such non-cash credits to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income by virtue of the definition thereof,

(ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures to the extent funded with Internally Generated Cash Flow,

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(iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Company and its Subsidiaries made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),

(iv) the amount of the increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Company and its Subsidiaries completed during such period or the application of purchase accounting),

(v) the aggregate net amount of non-cash gain on the Disposition of property by the Company and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi) cash payments made during such period in respect of long-term liabilities (other than Indebtedness) of the Company and its Subsidiaries to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, in each case to the extent funded with Internally Generated Cash Flow,

(vii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such period on account of Investments permitted by Sections 7.7(a), (d), (g), (h), (i), (j), (k), (l), (m), (p), (t), (u) and (x) to the extent funded with Internally Generated Cash Flow,

(viii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such period on account of Restricted Payments permitted by Sections 7.6(b), (d), (e) and (l) to the extent funded with Internally Generated Cash Flow,

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and its Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income,

(x) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xi) cash expenditures made in respect of Swap Agreements during such period, to the extent not deducted in determining Consolidated Net Income, and

(xii) the aggregate amount of any voluntary prepayment permitted hereunder of term Indebtedness during such period or any voluntary prepayment of revolving Indebtedness during such period accompanied by a permanent reduction in commitments (other than any voluntary prepayment of Loans, which shall be the subject of Section 2.7(b)(iii)).

“Excess Cash Flow Application Date”: as defined in Section 2.7(a)(iii).

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“Excess Cash Flow Period”: each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2014.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to, or withheld or deducted from a payment to, a Credit Party: (a) Taxes imposed on (or measured by) net income (however denominated), branch profits Taxes, and franchise taxes, in each case, (i) imposed by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect (including FATCA and including any backup withholding tax) on the date such Lender becomes a party to this Agreement (or designates a new lending office) (other than an assignee pursuant to a request by the Company under Section 2.18), except, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding Taxes pursuant to Section 2.15(a), (c) Taxes attributable to such Lender's failure to comply with Section 2.15(f), (d) any Canadian withholding Taxes payable by reason of the recipient of a payment made by the Canadian Borrower not dealing at arm’s length (as defined in the ITA) with the Canadian Borrower at the time such withholding Taxes are payable, and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: that certain Credit Agreement dated as of April 20, 2011 by and among the Borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, supplemented or otherwise modified from time to time prior to the Closing Date).

“Existing Letters of Credit” means the letters of credit referred to on Schedule 3.1 hereto.

“Existing Term Loan Facility”: as defined in Section 2.23(a).

“Extended Term Credit Percentage”: as to any Extending Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Extended Term Loans of a specified Extension Series then outstanding constitutes the aggregate principal amount of Extended Term Loans of such Extension Series then outstanding.

“Extended Term Facility”: each Extension Series of Extended Term Loans.

“Extended Term Loans”: as defined in Section 2.23(a).

“Extending Term Lender”: as defined in Section 2.23(b).

“Extension Election”: as defined in Section 2.23(b).

“Extension Request”: as defined in Section 2.23(a).

“Extension Series”: as defined in Section 2.23(a).

“Facility”: each of (a) the Revolving Commitments and the extensions of credit made thereunder ( including as such commitments may be increased by Incremental Revolving Facilities, the “Revolving Facility”), (b) the Term Loan Commitments and Term Loans made thereunder (the “Term Facility”) and (c) the Incremental Term Loans (each such series of Incremental Term Loans, an “Incremental Term Facility”).

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“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FASB”: the Financial Accounting Standards Board.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate but excluding any Canadian Pension Plans and Canadian Benefits Plans.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate but excluding any Canadian Pension Plans and Canadian Benefit Plans.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

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“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Group Members”: the collective reference to the Company and its Restricted Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable the primary obligor to pay such primary obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations entered into in connection with any Acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Immaterial Subsidiary”: any Restricted Subsidiary of the Company that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.1, does not have assets in excess of 5.0% of Consolidated Total Assets or annual revenues (for the four quarter period then ended) of the Company and its consolidated Restricted Subsidiaries; provided that, to the extent Consolidated Total Assets or annual revenues of all Restricted Subsidiaries that would otherwise be Immaterial Subsidiaries would exceed 10.0% in the aggregate as of any such date, the Company shall designate one or more Restricted Subsidiaries as not being Immaterial Subsidiaries to comply with the foregoing limitations.

“Impacted Interest Period”: with respect to any Screen Rate, an Interest Period which shall not be available at the applicable time.

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“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.20(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit H-1.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Amount”: at any time, the excess, if any, of (a) the sum of (i) $200,000,000 plus and (ii) an additional amount if, after giving effect to such additional amount, on a Pro Forma Basis the Consolidated First Lien Leverage Ratio (excluding the cash proceeds from such Incremental Facility from cash for netting purposes in the calculation of Consolidated First Lien Leverage Ratio, and assuming, (x) in the case of Incremental Revolving Commitments, such Incremental Revolving Commitments are fully drawn as of such date and (y) that any indebtedness incurred under any Incremental Term Facility, any Incremental Revolving Commitments and any Incremental Equivalent Debt is senior secured debt that is secured by first-priority Liens, whether or not such debt is senior or secured or secured by first-priority Liens) does not exceed 4.00 to 1.00 as of the last day of the most recently ended fiscal quarter over (b) the sum of (x) the aggregate amount of all Incremental Term Loans made, all Incremental Revolving Commitments established and Incremental Equivalent Debt issued prior to such time pursuant to Section 2.20 plus (y) the aggregate principal amount of Indebtedness incurred pursuant to Section 7.2(q).

“Incremental Equivalent Debt”: Indebtedness issued by a Borrower in respect of one or more series of senior unsecured notes, senior secured first lien or junior lien notes, subordinated notes, unsecured notes (in each case issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing), unsecured mezzanine Indebtedness or term loan facilities that, in each case, (a) shall not have an issuer or guarantor that is not a Borrower or a Guarantor, (b) shall not be secured by any property or assets of the Company or any Restricted Subsidiary which is not subject to a Lien under the Security Documents, (c) shall rank pari passu or junior in right of payment with the Obligations, (d) if secured, shall be secured by Other First Liens or Junior Liens, (e) to the extent such Indebtedness is subject to Other First Liens, then such Indebtedness shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement substantially in the form of Exhibit I-1 is reasonably satisfactory to the Administrative Agent and the Secured Parties for such purposes), (f) to the extent such Indebtedness is subject to Junior Liens, then such Indebtedness shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement substantially in the form of Exhibit I-2 is reasonably satisfactory to the Administrative Agent and the Secured Parties for such purposes), (g) the maturity date applicable to any such Indebtedness shall be no earlier than the Latest Maturity Date of the Term Loans at the time such Indebtedness is issued and the Weighted Average Life to Maturity of any such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Term Loans at the time such Indebtedness is issued, (h) the definitive documentation governing such Indebtedness shall have (x) pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedules as determined by the issuer thereof and the underwriters, purchasers, note holders or lenders, as applicable, thereof, subject to the foregoing clauses (a) through (g), and (i) the covenants (including any financial covenants), events of default and guarantees of such Indebtedness, if not consistent with the corresponding terms of the Term Loans, shall not be materially more restrictive to the Company and its Subsidiaries than the terms applicable to the Term Loans unless (x) the Term Lenders also receive the benefit of such more restrictive terms or (y) such more restrictive terms are applicable only after the Latest Maturity Date of the Term Loans.

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“Incremental Revolving Commitments”: as defined in Section 2.20(a).

“Incremental Term Facility”: as defined in the definition of “Facility”.

“Incremental Term Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”: as defined in Section 2.20(a).

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the Revolving Termination Date.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (i) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding the foregoing, Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business or (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include adjustments based on changes in working capital, earn-outs or similar purchase price adjustments or contingent consideration arrangements based on the financial performance or operations of the relevant Permitted Acquisition (it being understood that any such excluded adjustments and arrangements shall not include the deferral of payment of liquidated amounts).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

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“Insolvency Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and any similar statute or law or any corporate law in any jurisdiction dealing with bankruptcy, insolvency, restructuring of debts or analogous concepts, and including without limitation, the filing of an application or commencement of proceedings under provisions of the Canada Business Corporations Act or the Business Corporations Act (Ontario) (or any successors to such statutes or comparable legislation in other jurisdictions) seeking to impose a stay of proceedings against creditors, seeking to approve or impose a plan of arrangement providing for the compromise of claims of creditors or imposing other limitations or restrictions on creditors’ rights.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan or CDOR Rate Loan having an Interest Period of three months (or 90 days, in the case of CDOR Rate Loans) or less, the last day of such Interest Period, (c) as to any Eurodollar Loan or CDOR Rate Loan having an Interest Period longer than three months (or 90 days, in the case of CDOR Rate Loans), each day that is three months (or 90 days, in the case of CDOR Rate Loans) after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan or CDOR Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or CDOR Rate Loan and ending (x) with respect to any Eurodollar Loan, one, two, three or six months thereafter (or, if agreed to by all Lenders under the relevant Facility, twelve months thereafter), or (y) with respect to any CDOR Rate Loan, the date which is one, two, three or six months thereafter, in each case as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or CDOR Rate Loan and ending (x) with respect to any Eurodollar Loan, one, two, three or six months thereafter, or (y) with respect to any CDOR Rate Loan, the date which is one, two, three or six months thereafter, in each case as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

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(ii) the Borrowers may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Incremental Term Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan or CDOR Rate Loan during an Interest Period for such Loan.

“Internally Generated Cash Flow”: cash on the consolidated balance sheet of the Company not constituting proceeds of Indebtedness (excluding borrowings for working capital purposes under any revolving credit facilities or revolving lines of credit and intercompany Indebtedness) of any Group Member.

“Interpolated Rate”: at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Company Act”: the Investment Company Act of 1940, as amended.

“Investments”: as defined in Section 7.7.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: JPMorgan Chase Bank, N.A. or any Affiliate thereof, in its capacity as issuer of any Letter of Credit.

“ITA”: the Income Tax Act (Canada), and the regulations thereunder, as amended.

“Judgment Currency”: as defined in Section 10.18(a).

“Judgment Currency Conversion Date”: as defined in Section 10.18(a).

“Junior Liens”: Liens (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Loan Documents on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement substantially in the form of Exhibit I-2 is reasonably satisfactory to the Administrative Agent and the Secured Parties for such purposes) (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priory to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“L/C Commitment”: $25,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

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“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Facility, in each case as extended in accordance with this Agreement from time to time at or prior to such date.

“Lead Arrangers”: as defined in the preamble hereto.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of (i) the aggregate unpaid principal amount of the Term Loans under the Term Facility, (ii) to the extent any Incremental Term Loan Facility is not treated as fungible with the Term Loans, the aggregate unpaid principal amount of any such Incremental Term Loans under any such Incremental Term Loan Facility or (iii) the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Company and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Convertible Notes Redemption”: any redemption or repurchase of the Convertible Notes that (i) is financed, in whole or in part, with the proceeds of Indebtedness that constitutes “Consolidated First Lien Debt” and (ii) the aggregate amount of such Indebtedness incurred to finance such redemption or repurchase exceeds $75,000,000.

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“Material Intellectual Property”: any Intellectual Property that (x) is material to the operation of the business of the Company and the Restricted Subsidiaries, taken as a whole, or (y) in the good faith determination of the board of directors or senior management of the Company, could reasonably be expected to become material to such operations.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger”: as defined in the preliminary statements hereto.

“Merger Agreement”: as defined in the preliminary statements hereto.

“Merger Material Adverse Effect”: (a) a material adverse effect upon the ability of the Sellers (as defined in the Merger Agreement as in effect on December 19, 2013), the Target or the Representative (as defined in the Merger Agreement as in effect on December 19, 2013) to fulfill their respective obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement and the Ancillary Documents (as defined in the Merger Agreement as in effect on December 19, 2013) or (b) any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, a material adverse effect upon the business, condition (financial or otherwise), liabilities, assets or results of operations of the Target and its Subsidiaries, taken as a whole; provided, however, that for purposes of clause (b), any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether such a material adverse effect has occurred (unless such matter has a disproportionate effect on the Target and its Subsidiaries relative to other businesses operating in the industry in which the Target and its subsidiaries operate, in which case only the disproportionate portion of the adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall be taken into account in determining whether such a material adverse effect has occurred): (i) conditions affecting the United States economy generally, (ii) changes in the United States financial, banking or securities markets in general, (iii) any change that is generally applicable to the industry in which the Target and its Subsidiaries operate, (iv) changes in GAAP pursuant to which the Target and its Subsidiaries are required to change its prior accounting policies or practices, (v) changes in any applicable laws, (vi) earthquakes, hurricanes or other natural disasters occurring after the date of the Merger Agreement or from the engagement by the United States in hostilities after the date of the Merger Agreement, or resulting from the occurrence of any military or terrorist attack upon the United States after the date of the Merger Agreement, (vii) the public announcement or pendency of the transactions contemplated by the Merger Agreement, (viii) any changes relating to any failure to achieve projections or internal forecasts (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been such a material adverse effect) or (ix) any action taken by the Sellers or the Target and its Subsidiaries as required by the Merger Agreement or to which the Company or Merger Sub has expressly consented to or requested in writing after the date of the Merger Agreement.

“Merger Sub”: as defined in the preliminary statements hereto.

“Modified Dutch Auction”: as defined in Section 2.25(a).

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“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”: as of the Closing Date, the owned real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably acceptable to the Administrative Agent.

“MNPI”: any information regarding the Company, its Subsidiaries or Affiliates, or the Company’s assets, its ability to perform its Obligations or any other matter that would reasonably be expected to be material to a decision by any Lender to participate in any Modified Dutch Auction or assign or acquire any Term Loans or Incremental Term Loans or to enter into any of the transactions contemplated thereby and that has not previously been disclosed to the Administrative Agent and the Lenders.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Borrower or any of its Restricted Subsidiaries, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other fees and expenses actually incurred in connection therewith and net of taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence or issuance of Indebtedness or Capital Stock or capital contribution, the cash proceeds received from such incurrence or issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.20(b).

“New Lender Supplement”: as defined in Section 2.20(b).

“No MNPI Representation”: by a Person, a representation that such Person is not in possession of any MNPI that has not been disclosed to Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to the Group Members).

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Non-Consenting Lender”: as defined in Section 10.1.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers and the other Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers and the other Loan Parties to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers or the other Loan Parties pursuant hereto) or otherwise.

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“Obligation Currency”: as defined in Section 10.18(a).

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other First Liens”: Liens on the Collateral securing loans or notes on a pari passu basis with the Liens securing the Obligations (such loans or notes, the “Other First Lien Debt”), which may be (i) granted under the Loan Documents to the Administrative Agent for the benefit of the holders of such Other First Lien Debt and subject to a customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement substantially in the form of Exhibit I-1 is reasonably satisfactory to the Administrative Agent and the Secured Parties for such purposes) that is entered into between the Administrative Agent, an authorized representative of the holders of the Other First Lien Debt and the Company and which provides for the pari passu treatment of such Liens with the Lien securing the Obligations or (ii) granted under separate security documents to a collateral agent for the benefit of the holders of the Other First Lien Debt and subject to a customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent that is entered into between the Administrative Agent, such other collateral agent and the Company and which provides for lien sharing and for the pari passu treatment of such Liens with the Liens securing the Obligations.

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any Excluded Taxes and such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA and any successor entity performing similar functions.

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“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisitions”: any Acquisition by the Company or any of its Subsidiary Guarantors; provided that (i) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) such Acquisition is initiated and consummated on a friendly basis, (iii) if the Person acquired pursuant to such Acquisition does not become a Subsidiary Guarantor, the consideration for such Acquisition, together with all other Acquisitions consummated after the Closing Date pursuant to this clause (iii), shall not exceed in the aggregate the greater of (x) $200,000,000 and (y) 10.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Investment is made, (iv) all Indebtedness acquired or incurred in connection therewith is permitted under Section 7.2 and (v) except with respect to acquisitions pursuant to the foregoing clause (iii), the Company and its Subsidiary Guarantors shall comply with the applicable requirements of Section 6.10 with respect to the Capital Stock or assets acquired pursuant to such Acquisition.

“Permitted Material Acquisition”: a Permitted Acquisition that (i) is financed with the proceeds of Indebtedness that constitutes “Consolidated First Lien Debt” and (ii) the aggregate amount of such proceeds paid as consideration in connection therewith exceeds $75,000,000.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other amounts paid, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being refinanced that were due on or after the date that is one year following the Latest Maturity Date at the time such Indebtedness is incurred were instead due on the date that is one year following the Latest Maturity Date at the time such Indebtedness is incurred, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral, but excluding the interest rate and, if applicable, any interest rate floor, upfront fees, original issue discount and redemption premiums) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being so modified, refinanced, refunded, renewed or extended and (e) such modification, refinancing, refunding, renewal or extension shall not be incurred by Restricted Subsidiaries that are not Loan Parties.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

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“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA”: the Personal Property Security Act (Ontario), as amended from time to time, including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a Canadian jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: the unaudited pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Company and its consolidated Subsidiaries (including the notes thereto) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, which has been prepared giving effect to (i) the Merger (including the payment of Transaction Costs), (ii) the Refinancing, (iii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the Facilities, in each case as if such transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income).

“Pro Forma Basis” and “Pro Forma Effect”: for purposes of calculating compliance with the financial covenant set forth in Section 7.1 or with any determination of the Consolidated Leverage Ratio, Consolidated First Lien Leverage Ratio or Consolidated Senior Secured Leverage Ratio for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of Consolidated EBITDA, (x) effect shall be given to any designations under Section 6.9, any Lien permitted under Section 7.3(bb), any Disposition permitted under Section 7.5(d), 7.5(f) or 7.5(m), any Indebtedness incurred under Section 2.20(a), 7.2(e), 7.2(f), 7.2(g), 7.2(q) or 7.2(u), Investment permitted under Section 7.7(g), 7.7(p), 7.7(q), 7.7(u), 7.7(w), 7.7(x) or 7.7(y), Capital Expenditure, or Restricted Payment permitted under Section 7.6(b), 7.6(g), 7.6(i), 7.6(k) or 7.6(l), which adjustments the Company determines are reasonable as set forth in a certificate of a Responsible Officer of the Company (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period and including any use of proceeds thereof and repayments or changes thereto (or, in the case of determinations made pursuant to Sections 7.2(g), 7.2(u), 7.3(bb) and 7.6(l), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or other relevant transaction is consummated) and (y) effect shall be given to any cost savings and other operating improvements and synergies projected in good faith and to be realized as a result of any Permitted Acquisition (including the termination or discontinuance of activities constituting such business and any cost savings, improvements and synergies of the type included in the presentation of adjusted EBITDA in the Confidential Information Memorandum) (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized at the beginning of such four-quarter period), net of the actual benefits realized during such period from such actions to the extent already included in Consolidated EBITDA for such period, provided that (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are reasonably anticipated by the Company to be realized within 18 months; provided that in no event shall a pro forma adjustment under this clause (y) increase Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies by more than the greater of (I) $40,000,000 or (II) 20% of Consolidated EBITDA for the prior fiscal year for any Reference Period, (ii) in making any determination on a pro forma basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Sections 7.2(g), 7.2(u), 7.3(bb) and 7.6(l), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

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“Pro Forma Compliance”: at any date of determination, the Company and its Restricted Subsidiaries shall be in compliance, after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the covenant set forth in Section 7.1 recomputed as at the last day of the most recently ended fiscal quarter of the Company and its Restricted Subsidiaries for which the financial statements and certificates required pursuant to Section 6.1 have been or were required to have been delivered (provided, that prior to delivery of financial statements for the first full fiscal quarter ended after the Closing Date, such covenant shall be deemed to have applied to the Company’s most recently completed fiscal quarter).

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.16(a).

“Qualified Capital Stock”: any Capital Stock of the Company other than Disqualified Capital Stock.

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“Qualifying Term Loans”: as defined in Section 2.25(b).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member, in each case, in excess of $10,000,000 (but excluding any settlement or payment in respect of business interruption insurance).

“Reference Rate”: the rate of interest most recently publicly announced or established by JPMorgan Chase Bank, N.A., Toronto branch as its reference rate in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada and commonly known as “prime rate” (the Reference Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors); each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Refinanced Term Loans”: as defined in Section 2.22(a).

“Refinancing”: the payment in full of all amounts due under the Existing Credit Agreement, the termination of all commitments in respect thereof and the discharge and release of all guarantees thereof and security therefor.

“Refinancing Effective Date”: as defined in Section 2.22(a).

“Refinancing Term Credit Percentage”: as to any Refinancing Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Refinancing Term Loans of a specified Series then outstanding constitutes of the aggregate principal amount of Refinancing Term Loans of such Series then outstanding.

“Refinancing Term Lender”: as defined in Section 2.22(b).

“Refinancing Term Loan Amendment”: as defined in Section 2.22(c).

“Refinancing Term Loans”: as defined in Section 2.22(a).

“Refunded Swingline Loans”: as defined in Section 2.4.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Company to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.7(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that any Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets used or useful in its or the applicable Subsidiary’s business, to make Investments permitted under Section 7.7 (including Permitted Acquisitions but excluding Investments in current assets) or to make Capital Expenditures.

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“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets used or useful in its or the applicable Subsidiary’s business, to make Investments permitted under Section 7.7 (including Permitted Acquisitions but excluding Investments in current assets) or to make Capital Expenditures.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months (or, if the applicable Borrower or a Subsidiary shall have entered into a legally binding commitment within twelve months after such Reinvestment Event to acquire or repair assets used or useful in the Borrowers’ or the applicable Subsidiary’s business, to make Investments permitted under Section 7.7 (including Permitted Acquisitions but excluding Investments in current assets) or to make Capital Expenditures with the applicable Reinvestment Deferred Amount, 18 months) after such Reinvestment Event and (b) the date on which the applicable Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the applicable Borrower’s or the applicable Subsidiary’s business, to make Investments permitted under Section 7.7 (including Permitted Acquisitions but excluding Investments in current assets) or to make Capital Expenditures with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement L/C Issuer”: with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Company as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement L/C Obligations”: at any time with respect to any Replacement Revolving Facility, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed.

“Replacement Letter of Credit”: any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Commitment Series”: as defined in Section 2.24(b).

“Replacement Revolving Commitments”: as defined in Section 2.24(a).

“Replacement Revolving Credit Percentage”: as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility).

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“Replacement Revolving Extensions of Credit”: as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Replacement Revolving Loans made by such Lender pursuant to such Replacement Revolving Facility then outstanding, (b) such Lender’s Replacement Revolving Credit Percentage of the outstanding Replacement L/C Obligations under any Replacement Letters of Credit under such Replacement Revolving Facility and (c) such Lender’s Replacement Revolving Credit Percentage of the Replacement Swingline Loans then outstanding under such Replacement Revolving Facility.

“Replacement Revolving Facility”: each Replacement Revolving Commitment Series of Replacement Revolving Commitments and the Replacement Revolving Extensions of Credit made hereunder.

“Replacement Revolving Facility Amendment”: as defined in Section 2.24(c).

“Replacement Revolving Facility Effective Date”: as defined in Section 2.24(a).

“Replacement Revolving Lender”: as defined in Section 2.24(b).

“Replacement Revolving Loans”: as defined in Section 2.24(a).

“Replacement Swingline Loans”: any swingline loan made to the Company pursuant to a Replacement Revolving Facility.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof.

“Repricing Transaction”: (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of bank loans or institutional loans (including new Term Loans under this Agreement) with an Effective Yield less than the Effective Yield applicable to the Term Loans but excluding any such loans incurred in connection with (w) a Change of Control, (x) a Transformative Acquisition, (y) Material Convertible Notes Redemption or (z) any other transaction, the primary purpose of which is not a repricing or other improvement of economic terms; and (b) any reduction in the Effective Yield for the Term Loans (including pursuant to an amendment or waiver or a replacement term loan as contemplated by Section 10.1 to or in respect of the Term Loans or any tranche thereof which reduces the Effective Yield applicable to such Term Loans) but excluding any such reduction occurring in connection with (w) a Change of Control, (x) a Transformative Acquisition, (y) Material Convertible Notes Redemption or (z) any other transaction, the primary purpose of which is not a repricing or other improvement of economic terms.

“Repurchase Amount”: as defined in Section 2.25(a).

“Repurchase Notice”: as defined in Section 2.25(a).

“Repurchase Period”: as defined in Section 2.25(a).

“Repurchased Term Loans”: as defined in Section 2.25(a).

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“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the sum of (i) the Term Commitments then in effect and (ii) the Revolving Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans and Incremental Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 2.21(a).

“Responsible Officer”: the chief executive officer, president, chief financial officer, vice president, treasurer or other similar officer of the Company, but in any event, with respect to financial matters, the chief financial officer of the Company.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.

“Retained Percentage”: with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $225,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding (including the Dollar Equivalent of any outstanding Loans denominated in Canadian Dollars), (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.19 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

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“Revolving Termination Date”: February 28, 2019.

“S&P”: as defined in the definition of “Cash Equivalents”.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (ii) the Canadian government or any agency thereof.

“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (ii) the Canadian Government or any agency thereof, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Screen Rate”: in relation to Eurodollar Loans, with respect to any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of that rate) for Dollars and with a tenor equal in length to such Interest Period on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the U.S. Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the U.S. Guarantee and Collateral Agreement, the Mortgages, the Canadian Security Agreement, the Target Security Supplements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Sellers”: as defined in the preliminary statements hereto.

“Series”: as defined in Section 2.22(b).

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not believe it will have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability

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“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between any Loan Party and any Lender or Affiliate thereof, which has been designated by such Lender and the Company, by notice to the Administrative Agent not later than 90 days (or such later date as the Administrative Agent may agree) after the execution and delivery by such Loan Party, as a “Specified Cash Management Agreement” or any “Specified Cash Management Agreement” as defined in and under the Existing Credit Agreement that is in effect on the Closing Date .

“Specified Merger Agreement Representations”: the representations made by the Target with respect to the Target and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders (but only to the extent that the Company or Merger Sub has the right to terminate its obligations under the Merger Agreement or, without any penalty or liability to the Company or Merger Sub, to decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement).

“Specified Prepayment Debt”: any Indebtedness of the Company or any of its Subsidiaries, which may be secured by Other First Liens or Junior Liens or be unsecured, and may be loans or notes or other form of financing all of the Net Cash Proceeds of which are applied substantially concurrently with the receipt thereof to repay, prepay, refinance or otherwise terminate Loans outstanding under the Term Facility or any Incremental Term Loan Facility or the Revolving Facility (and permanently reduce the Commitments thereunder); provided that (i) to the extent such Indebtedness is secured by Other First Liens, such Indebtedness is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement substantially in the form of Exhibit I-1 is reasonably satisfactory to the Administrative Agent and the Secured Parties for such purposes), (ii) to the extent such Indebtedness is secured by Junior Liens, such Indebtedness is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement substantially in the form of Exhibit I-2 is reasonably satisfactory to the Administrative Agent and the Secured Parties for such purposes), (iii) such Indebtedness shall not have a borrower or issuer, as the case may be, or guarantor that is not a Borrower or a Guarantor, (iv) such Indebtedness shall not be secured by any property or assets of the Company or any Guarantor which is not subject to a Lien under the Security Documents (other than Liens on assets of any Subsidiary that is not a Guarantor supporting such Indebtedness of the Company or any Guarantor not to exceed in the aggregate at any time outstanding the greater of (x) $25,000,000 and (y) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date any such Lien is incurred), (v) no Default or Event of Default shall have occurred and be continuing or result from such incurrence or issuance, (vi) to the extent applied to repay, prepay, refinance or terminate any Term Loans, such Indebtedness shall have prepayment premiums, terms and conditions applicable thereto that are no more favorable to the lenders or holders thereunder than the comparable provisions under this Agreement regarding the Term Facility (as determined by the Company in good faith), (vii) to the extent applied to repay, prepay, refinance or terminate any Term Loans, the maturity date applicable to such Indebtedness shall be no earlier than the Latest Maturity Date at the time such Indebtedness is incurred or issued and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Term Loans at the time such Indebtedness is incurred or issued, (viii) the definitive documentation governing such Indebtedness shall have (x) pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedules as determined by the issuer thereof and the underwriters, purchasers, note holders or lenders, as applicable, thereof, subject to the foregoing clauses (i) through (vii), and (ix) the covenants (including any financial covenants), events of default and guarantees of such Indebtedness, if not consistent with the corresponding terms of the Indebtedness being so repaid, prepaid, refinanced or terminated, shall not be materially more restrictive to the Company and its Subsidiaries than the terms applicable to the Indebtedness being so repaid, prepaid, refinanced or terminated unless (x) the Lenders of the Indebtedness being so repaid, prepaid, refinanced or terminated also receive the benefit of such more restrictive terms or (y) such more restrictive terms are applicable only after the Latest Maturity Date of the Indebtedness being so repaid, prepaid, refinanced or terminated, and (ix) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so repaid, prepaid, refinanced or terminated except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other amounts paid, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder.

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“Specified Representations”: the representations and warranties made in clause (a) of Section 4.3, Section 4.4 (except the third sentence thereof), the first sentence of Section 4.5 to the extent relating to Requirements of Law, Section 4.10, the first sentence of Section 4.13, Section 4.18 (to the extent relating to Collateral the security interest in which is required to be perfected on the Closing Date), Section 4.19, Section 4.22 and Section 4.23.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates or currency exchange rates entered into by any Loan Party and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Spot Selling Rate”: on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m., London time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. London time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company. Notwithstanding the foregoing, the Target and the Target Subsidiaries shall be deemed not to be Subsidiaries of the Company until the effective time stipulated in the Certificate of Merger.

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“Subsidiary Guarantor”: each Wholly Owned Subsidiary of the Company other than any Foreign Subsidiary, Unrestricted Subsidiary or Immaterial Subsidiary.

“Subsidiary Redesignation”: as defined in Section 6.9.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) equal to all net payments that such person would have to make in the event of an early termination, on the date the Indebtedness of such person is being determined, in respect of outstanding Swap Agreements.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swingline Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.3.

“Swingline Participation Amount”: as defined in Section 2.4.

“Target”: as defined in the preliminary statements hereto.

“Target Security Supplements”: (i) with respect to the Target and each Target Subsidiary organized under the laws of any jurisdiction within the United States that is a Wholly Owned Subsidiary of the Target, a fully completed Assumption Agreement in the form of Annex 1 to the U.S. Guarantee and Collateral Agreement and (ii) with respect to any Target Subsidiary that is a Wholly Owned Canadian Subsidiary of the Target, a fully completed Assumption Agreement in the form of Annex 1 to Canadian Security Agreement.

“Target Subsidiaries”: any Subsidiary of the Target.

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“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility”: as defined in the definition of “Facility”.

“Term Lender”: each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Company in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $575,000,000.

“Term Loan Extension Amendment”: as defined in Section 2.23(c).

“Term Loan Maturity Date”: February 28, 2021.

“Term Loan Repurchase”: as defined in Section 2.25(a).

“Term Loan Standstill Period”: as defined in Section 8(c).

“Term Loans”: the Loans made pursuant to Section 2.1(b).

“Title Insurance Company”: as defined in Section 6.11(a)(ii).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Costs”: as defined in the preliminary statements hereto.

“Transferee”: any Assignee or Participant.

“Transformative Acquisition”: any merger, acquisition, amalgamation or similar transaction by the Company or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide the Company and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrowers acting in good faith.

“Type”: as to any Loan, its nature as an ABR Loan with interest calculated at either the U.S. Alternate Base Rate or the Canadian Prime Rate, a Eurodollar Loan or CDOR Rate Loan.

“U.S. Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0% and (d) with respect to Term Loans, 1.75%. Any change in the U.S. Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

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“U.S. Guarantee and Collateral Agreement”: the U.S. Guarantee and Collateral Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.15(f)(ii)(D).

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of the Company (i) described as an Unrestricted Subsidiary on Schedule 4.14 or (ii) designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 6.9 subsequent to the date hereof.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Canadian Subsidiary”: any Wholly Owned Subsidiary organized under the laws of Canada or any province or territory thereof.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. Notwithstanding the foregoing, the Target and the Target Subsidiaries shall be deemed not to be Wholly Owned Subsidiaries of the Company until the effective time stipulated in the Certificate of Merger.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: the relevant Loan Party and the Administrative Agent.

1.2 Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

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(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Accounting Principles. All computations and determinations as to accounting or financial matters shall be made, and, except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with, and all accounting or financial terms shall have the meanings ascribed to such terms by, GAAP; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof). Notwithstanding anything to the contrary contained herein, (i) financial ratios and other financial calculations pursuant to this Agreement shall be calculated on a Pro Forma Basis and (ii) the amount of any Capital Lease Obligation shall at all times be calculated in accordance with the definition of that term.

1.4 Currency Translation. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents (but determined according to the Spot Selling Rate on the Business Day immediately preceding the date on which the transaction is consummated); provided that no Default or Event of Default shall arise as a result of any limitation set forth in Dollars in Section 7 being exceeded solely as a result of changes in Spot Selling Rate from those rates applicable at the time or times Indebtedness, Liens or sale and leaseback transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 7.5 or 7.7, the amount of each Investment, Disposition or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the Spot Selling Rate on the date such Investment, Disposition or other transaction is consummated.

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SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Commitments and Term Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Company, in Dollars, and to the Canadian Borrower, in Canadian Dollars, from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment, provided that the Dollar Equivalent of outstanding Loans denominated in Canadian Dollars shall not exceed the Canadian Sublimit. During the Revolving Commitment Period, the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans, CDOR Rate Loans or ABR Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.2(a) and 2.8.

(b) Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan denominated in Dollars (a “Term Loan”) to the Company on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.2(b) and 2.8. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

(c) The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

(d) The Company shall repay the Term Loans in consecutive quarterly installments on the last day of each fiscal quarter (or, in the case of the last installment, the Term Loan Maturity Date), commencing on June 30, 2014, each of which installments shall be in an aggregate principal amount equal to 0.25% of the original aggregate principal amount of the Term Loans on the Closing Date; provided that with respect to the installment payable on the Term Loan Maturity Date, such installment shall be in an amount equal to the then outstanding principal amount of the Term Loans.

2.2 Procedure for Revolving Loan Borrowing and Term Loan Borrowing. (a)  The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or CDOR Rate Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (A) the amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date, (C) the Currency in which the Revolving Loans will be denominated and (D) in the case of Eurodollar Loans or CDOR Rate Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or C$500,000, as applicable, or a whole multiple of $100,000 or C$100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000 or C$500,000, such lesser amount) and (y) in the case of Eurodollar Loans or CDOR Rate Loans, $1,000,000 or C$1,000,000, as applicable, or a whole multiple of $500,000 or C$500,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Company, borrowings under the Revolving Commitments that are U.S. Alternate Base Rate Loans in other amounts pursuant to Section 2.4. The Revolving Loans made on the Closing Date shall (i) be made to the Company and denominated in Dollars, and (ii) not exceed the sum of (A) $25,000,000, (B) any post-closing adjustments payable by the Company or Merger Sub under and in accordance with Section 2.10(b)(ii) of the Merger Agreement, (C) Transaction Costs and (D) amounts outstanding under Existing Letters of Credit (if applicable). Upon receipt of any such notice from any Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in the Currency requested in funds immediately available to the Administrative Agent. Such borrowing will then be made available to relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

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(b) The Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Swingline Commitment. (a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Company under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans in Dollars (“Swingline Loans”) to the Company; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Company shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Company may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be U.S. Alternate Base Rate Loans only.

(b) The Company shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Company shall repay all Swingline Loans then outstanding.

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2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a)  Whenever the Company desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in Dollars in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Company on such Borrowing Date by depositing such proceeds in the account of the Company with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Company (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in Dollars in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Company irrevocably authorizes the Swingline Lender to charge the Company’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section8(f) shall have occurred and be continuing with respect to either Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

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(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Company may have against the Swingline Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fees, etc. (a)  The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6 Termination or Reduction of Revolving Commitments. The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.7 Optional and Mandatory Prepayments.

(a) Optional Prepayments.

(i) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans or CDOR Rate Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, or CDOR Rate Loans or ABR Loans (and the relevant Currency of such prepayment, in the case of ABR Loans); provided, that if a Eurodollar Loan or CDOR Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the relevant Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or C$1,000,000 or a whole multiple of $500,000 or C$500,000 in excess thereof, and partial prepayments of ABR Loans shall be in an aggregate principal amount of $500,000 or C$500,000, as applicable, or a whole multiple of $100,000 or C$100,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof

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(ii) If, on any Calculation Date, (i) the aggregate Dollar Equivalent of the outstanding principal amount of Loans in Canadian Dollars to the Canadian Borrower exceeds an amount equal to 103% of the Canadian Sublimit, the Canadian Borrower shall, without notice or demand, immediately repay such of the outstanding Loans in Canadian Dollars in an aggregate principal amount such that, after giving effect thereto, the aggregate Dollar Equivalents of the outstanding principal amounts of Loans in Canadian Dollars do not exceed the Canadian Sublimit or (ii) the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, and the Total Revolving Extensions of Credit exceed the Total Revolving Commitments for four consecutive Business Days thereafter, then on such fourth Business Day thereafter, the Company, and, if applicable, the Canadian Borrower, shall, without notice or demand, immediately repay such of the outstanding Revolving Extensions of Credit in an aggregate principal amount such that, after giving effect thereto, the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments.

(iii) In the event that, prior to the six-month anniversary of the Closing Date, any Group Member (i) makes any repayment or prepayment of Term Loans in connection with any Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the account of each of the applicable Term Lenders (x) in the case of clause (i), a prepayment premium of 1% of the aggregate principal amount of the Term Loans so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1% of the aggregate principal amount of the Term Loans outstanding immediately prior to such amendment.

(iv) Partial prepayments of the Term Loans pursuant to this Section 2.7(a) shall be applied as directed by the Company.

(b) Mandatory Prepayments.

(i) In the event of any incurrence of Indebtedness by any Group Member (other than Indebtedness of any Group Member permitted to be incurred or issued under Section 7.2 that does not constitute Specified Prepayment Debt) of Specified Prepayment Debt, an amount equal to 100% of the Net Cash Proceeds of such Indebtedness incurrence shall on the date of such incurrence be applied to the prepayment of the Term Loans as set forth in Section 2.7(a)(iv).

(ii) In the event of receipt by any Group Member of Net Cash Proceeds from any Asset Sale or Recovery Event by any Group Member then, unless a Reinvestment Notice shall be delivered in respect thereof or unless such Net Cash Proceeds are used to repay, prepay, refinance or otherwise terminate Indebtedness of any Borrower or Restricted Subsidiary ranking pari passu in right of payment and Lien priority with the Obligations, an amount equal to 100% of the Net Cash Proceeds of such Asset Sale or Recovery Event in excess of $10,000,000 (calculated with respect to all Net Cash Proceeds received from any Asset Sale or Recovery Event since the Closing Date, in each case except with respect to any Net Cash Proceeds with respect to which a Reinvestment Notice has been delivered or which have been used to repay, prepay, refinance or otherwise terminate Indebtedness of any Borrower or Restricted Subsidiary ranking pari passu in right of payment and Lien priority with the Obligations) shall on the date of such receipt be applied to the prepayment of the Term Loans as set forth in Section 2.7(a)(iv); provided, that, notwithstanding the foregoing, in the case of an Asset Sale or Recovery Event with respect to an asset of a Foreign Subsidiary, no mandatory prepayment shall be required until such time as the negative tax consequences described in the next succeeding sentence would not be triggered. In the instance of an Asset Sale or Recovery Event with respect to an asset of a Foreign Subsidiary that is a Restricted Subsidiary, if the distribution of the Net Cash Proceeds thereof as provided in this clause (ii) will result in negative tax consequences in the United States to the Company or any of its Restricted Subsidiaries, the Company shall be required to deliver to the Administrative Agent a certificate of a Responsible Officer stating that such distribution will result in negative tax consequences in the United States to the Company or any of its Restricted Subsidiaries.

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(iii) If, for any fiscal year of the Company commencing with the fiscal year ending December 31, 2014, there shall be Excess Cash Flow, the Company shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans the ECF Percentage of such Excess Cash Flow less (solely to the extent funded with Internally Generated Cash Flow) (x) the aggregate amount of all optional prepayments of Term Loans pursuant to Section 2.7(a) made during such fiscal year, (y) the aggregate amount of all optional repayments of Revolving Loans pursuant to Section 2.7(a) made during such fiscal year that are accompanied by an equivalent permanent reduction in the Revolving Commitments and (z) the aggregate amount expended in connection with Term Loans Repurchases pursuant to Section 2.25 made during such fiscal year. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1, for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(iv) Partial prepayments of the Term Loans pursuant to this Section 2.7(b) shall be applied to the installments thereof in forward order of maturity; provided that prepayments of Eurodollar Loans pursuant to this Section 2.7(b), if not on the last day of the Interest Period with respect thereto, shall be subject to the provisions of Section 2.16.

(v) Except as set forth in Section 2.16, all payments made under this Section 2.7(b) will be without penalty or premium.

(vi) Notwithstanding anything to the contrary contained in this Section 2.7(b), if any Term Lender shall notify the Administrative Agent (i) on the date of such prepayment, with respect to any prepayment under Section 2.7(b)(i) or (ii), or (ii) at least three Business Day prior to the date of a prepayment under Section 2.7(b)(iii) that it wishes to decline its share of such prepayment, such share shall be retained by the Borrower.

2.8 Conversion and Continuation Options. (a)  The Borrowers may elect from time to time to convert Eurodollar Loans or CDOR Rate Loans to ABR Loans in the corresponding Currency by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans or CDOR Rate Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert ABR Loans in the corresponding Currency to Eurodollar Loans or CDOR Rate Loans, as the case may be, by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan or CDOR Rate Loans when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. No Loans may or shall be converted into Loans of a different Currency.

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(b) Any Eurodollar Loan or CDOR Rate Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan or CDOR Rate Loans under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if such Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans in the corresponding Currency on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9 Limitations on Eurodollar Tranches and CDOR Rate Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto the aggregate principal amount of the Eurodollar Loans or CDOR Rate Loans, as applicable, comprising each Eurodollar Tranche or CDOR Rate Tranche, as applicable (x) under the Revolving Facility shall be equal to $1,000,000 or $C1,000,000, as applicable, or a whole multiple of $500,000 or C$500,000 in excess thereof and (y) under the Incremental Term Facility shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches under any Facility shall be outstanding at any one time and (c) no more than five CDOR Rate Tranches under the Revolving Facility shall be outstanding at any one time.

2.10 Interest Rates and Payment Dates. (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the U.S. Alternate Base Rate (for ABR Loans denominated in Dollars) or the Canadian Prime Rate (for ABR Loans denominated in Canadian Dollars) plus, in each case, the Applicable Margin.

(c) Each CDOR Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the CDOR Rate determined for such Interest Period plus the Applicable Margin.

(d) (i)  If an Event of Default under Section 8(a) or Section 8(f) with respect to either Borrower shall have occurred and be continuing and all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans denominated in Dollars under the Revolving Facility plus 2%, and (ii) if an Event of Default under Section 8(a) or Section 8(f) with respect to either Borrower shall have occurred and be continuing and all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans in the applicable Currency in which such obligation is denominated under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans denominated in Dollars under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

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(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

(f) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(g) If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.10, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Canadian Borrower. Any amount or rate of interest referred to in this Section 2.10(g) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

2.11 Computation of Interest and Fees. (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate or the Canadian Prime Rate and CDOR Rate Loans the rate of interest on which is calculated on the basis of the CDOR Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate or CDOR Rate, as applicable. Any change in the interest rate on a Loan resulting from a change in the U.S. Alternate Base Rate, Canadian Prime Rate, CDOR Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

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(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the CDOR Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate or the CDOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans or CDOR Rate Loans, as applicable, under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans in the applicable Currency, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans, or CDOR Rate Loans, as applicable shall be continued as ABR Loans in the applicable Currency and (z) any outstanding Eurodollar Loans or CDOR Rate Loans, as applicable, under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans in the applicable Currency. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or CDOR Rate Loans, as applicable, under the relevant Facility shall be made or continued as such, nor shall any Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans or CDOR Rate Loans, as applicable.

2.13 Pro Rata Treatment and Payments. (a)  Each borrowing by the Borrowers from the Lenders hereunder, and each payment by the Borrowers on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b) Each payment (excluding any prepayment under Section 2.7(a) or any consideration paid pursuant to Section 2.25) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders under the applicable Facility.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars or Canadian Dollars, as applicable, and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans or CDOR Rate Loans, as applicable) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan or CDOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

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(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrowers.

(e) Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2, 2.4(b), 2.4(c), 2.13(d), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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2.14 Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b), (c) or (e) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by gross or net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the CDOR Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the relevant Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

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(d) If by reason of any change in a Requirement of Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Loans in Canadian Dollars or the funding of any Loan in Canadian Dollars to an office located other than in New York shall be impossible or, in the judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of any Lender, no Loans in Canadian Dollars shall be made or any Loan in Canadian Dollars shall be made to an office of the Administrative Agent located in New York, as the case may be.

(e) If payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the judgment of any applicable Lender, not consistent with the protection of its rights or interests, then, at the election of any applicable Lender, the Canadian Borrower shall make payment of such Obligation in Dollars (based upon the Spot Selling Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

(f) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Company shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Taxes. (a)  Withholding Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including any withholding applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including as a result of any amount paid or payable by a Loan Party under this Section 2.15(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(d) shall be paid within 10 days after the Credit Party delivers to the Company a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

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(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the relevant Borrower and the Administrative Agent, at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(f)(ii)(A) through (E) and Section 2.15(f)(iii) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.15(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

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(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit G (a "U.S. Tax Certificate") to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrowers or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including Taxes in respect of additional amounts paid pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the Tax indemnity received), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.15(g) to the extent such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if such refund had never been received. This Section 2.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party's obligations under this Section 2.15 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

(h) Issuing Lender. For purposes of Sections 2.15(e) and (f), the term “Lender” includes the Issuing Lender and the Swingline Lender.

2.16 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans or CDOR Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Eurodollar Loans or CDOR Rate Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or CDOR Rate Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market, or for Canadian Dollars deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian bankers’ acceptance market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15(a) or (d) with respect to such Lender, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.14, 2.15(a) or (d). Each Lender at its option may make any Loan to any Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

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2.18 Replacement of Lenders. The Company shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14, 2.15(a) or (d), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14, 2.15(a) or (d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the relevant Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan or CDOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the relevant Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14, 2.15(a) or (d), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

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(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Company’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 2.5(a) that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such L/C Exposure) and all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

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In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.20 Incremental Facilities. (a)  The Company or, in the case of Incremental Revolving Commitments, the Company or the Canadian Borrower, and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make term loans in Dollars (“Incremental Term Loans”) or increase Revolving Commitments available in Dollars in the case of the Company or Canadian Dollars in the case of the Canadian Borrower, as applicable (such increases to Revolving Commitments, “Incremental Revolving Commitments”), by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such Incremental Term Loans or Incremental Revolving Commitments, as applicable, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans and (z) the Applicable Margin for such Incremental Term Loans). Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of borrowings of Incremental Term Loans and the aggregate amount of Incremental Revolving Commitments obtained after the Closing Date pursuant to this paragraph, together with the aggregate amount of Incremental Equivalent Debt outstanding as of such date, shall not exceed the Incremental Amount and (ii) unless otherwise consented to by the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000. Increased Facility Closing Dates may be selected by the Company (or, if applicable, the Canadian Borrower) after the Closing Date and specified in the applicable Increased Facility Activation Notice. Incremental Term Loans and Incremental Revolving Commitments shall become effective as of each relevant Increased Facility Closing Date; provided that (i) no Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion, (ii) as of the applicable Incremental Facility Activation Date, immediately prior to and after giving effect to any Incremental Facility Activation Notice (including the making of any Incremental Term Loans or Incremental Revolving Commitments pursuant thereto), no Default or Event of Default has occurred and is continuing or shall result therefrom; provided that if the proceeds of such Incremental Term Loans or Incremental Revolving Commitments are, substantially concurrently with the receipt thereof, to be used by the Company or any Loan Party to finance, in whole or in part, a Permitted Acquisition or Investment, then the foregoing condition shall be limited to Events of Default under Sections 8(a) and 8(f), (iii) the representations and warranties that are set forth in Section 4 are true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans or Incremental Revolving Commitments; provided that if the proceeds of such Incremental Term Loans or Incremental Revolving Commitments are, substantially concurrently with the receipt thereof, to be used by the Company or any Loan Party to finance, in whole or in part, a Permitted Acquisition or Investment, then the representations and warranties referred to in this clause (iii) shall be limited to the accuracy of the representations and warranties by or with respect to the applicable target and its Subsidiaries in the applicable merger or purchase agreement as well as certain other customary specified representations, in each case as is customary in similar acquisition finance transactions, (iv) the Incremental Term Loans and Incremental Revolving Commitments (A) shall not have a borrower or issuer, as the case may be, or guarantor that is not a Borrower or a Guarantor, (B) shall not be secured by any property or assets of the Company or any Restricted Subsidiary which is not subject to a Lien under the Security Documents, (C) shall rank pari passu or junior in right of payment and of security with the Term Loans and the Revolving Commitments, (D) to the extent ranking pari passu with the Term Loans and Revolving Commitments, the Liens granted for such Incremental Term Loans or Incremental Revolving Commitments are subject to the Security Documents, and (E) to the extent such Incremental Term Loans or Incremental Revolving Commitments are subject to Junior Liens, then such Incremental Term Loans or Incremental Revolving Commitments shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement substantially in the form of Exhibit I-2 is reasonably satisfactory to the Administrative Agent and the Secured Parties for such purposes), (v) the Incremental Term Maturity Date of any Incremental Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans at the time such Incremental Term Loans are incurred and the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans at the time such Incremental Term Loans are incurred, (vi) Incremental Revolving Commitments shall not mature earlier than the Revolving Termination Date and shall not require any amortization payments or mandatory commitment reductions and shall otherwise be on the same terms as the Revolving Facility at the time such Incremental Revolving Commitments are incurred, (vii) any Incremental Term Loans shall have (A) pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedules as determined by the Borrowers and the lenders providing such Incremental Term Loans, subject to the foregoing clauses (i) through (vi), (viii) the covenants (including any financial covenants), events of default and guarantees of such Incremental Term Loans, if not consistent with the corresponding terms of the Term Loans at the time such Incremental Loans are incurred, shall not be materially more restrictive to the Company and its Subsidiaries than the terms applicable to the Term Loans at the time such Incremental Loans are incurred unless (a) the Lenders of the Term Loans at the time such Incremental Loans are incurred also receive the benefit of such more restrictive terms or (b) such more restrictive terms are applicable only after the Latest Maturity Date of the Term Loans at the time such Incremental Loans are incurred and (ix) any lenders providing Incremental Revolving Commitments shall be reasonably satisfactory to the Administrative Agent, Swingline Lender and Issuing Lender; provided that, in the case of any Incremental Term Loans or Incremental Equivalent Debt comprised of term loans that constitute “Consolidated First Lien Debt”, in either case having terms customary for a tranche B term loan facility, incurred on or prior to the second anniversary of the Closing Date, if the Effective Yield of such Incremental Term Facility or such Incremental Equivalent Debt exceeds the Effective Yield of the Term Facility immediately prior to the effectiveness of such Incremental Term Facility or such Incremental Equivalent Debt by more than 0.50%, the Applicable Margin relating to the Term Facility shall be adjusted such that the Effective Yield of the Term Facility shall be equal to the Effective Yield of such Incremental Term Facility or such Incremental Equivalent Debt minus 0.50%.

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(b) Any additional bank, financial institution or other entity which, with the consent of the Company (or the Canadian Borrower, if applicable), the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and, in the case of Incremental Revolving Commitments, the Swingline Lender and Issuing Lenders (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), elects to become a “Lender” under this Agreement in connection with any Incremental Term Facility or Incremental Revolving Commitment transaction described in Section 2.20(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Company (or the Canadian Borrower, as applicable) shall borrow Revolving Loans under the relevant Incremental Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Company and the relevant Lender).

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(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans, Incremental Revolving Commitments or Incremental Equivalent Debt evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Company’s consent (not to be unreasonably withheld, conditioned or delayed) and furnished to the other parties hereto.

2.21 Foreign Exchange Rate. (a)  No later than 1:00 P.M. (New York City time) on each Calculation Date, the Administrative Agent shall determine the Spot Selling Rate as of such Calculation Date with respect to Canadian Dollars. The Spot Selling Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.18 and any other provision expressly requiring the use of a current Spot Selling Rate) be the Spot Selling Rates employed in converting any amounts between Dollars and Canadian Dollars.

(b) No later than 5:00 P.M. (New York City time) on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Loans in Canadian Dollars to the Canadian Borrower then outstanding.

(c) The Administrative Agent shall promptly notify the Borrowers of each determination of a Spot Selling Rate hereunder.

2.22 Refinancing Term Loans. (a)  The Company may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches of term loans denominated in Dollars under this Agreement (“Refinancing Term Loans”), which Refinances all or any portion of any Term Loans or Incremental Term Loans (“Refinanced Term Loans”) then outstanding under this Agreement. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Company proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 5.2 shall be satisfied;

(ii) (A)  the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then Weighted Average Life to Maturity of such Refinanced Term Loans (or if longer, shall have a minimum Weighted Average Life to Maturity required pursuant to any previously established Refinancing Term Loan Amendment or Extension Amendment) and (B) no Refinancing Term Loans shall have a scheduled termination date prior to the scheduled termination date of such Refinanced Term Loans (or if later, the scheduled termination date pursuant to any previously established Refinancing Term Loan Amendment or Extension Amendment);

(iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to interest rates and, if applicable, any interest rate floor, upfront fees, original issue discount and redemption premiums, which shall be as agreed between the Company and the Lenders providing such Refinancing Term Loans) shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to such Refinanced Term Loans except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date then in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Term Loans;

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(iv) the Loan Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent; and

(v) the proceeds of Refinancing Term Loans shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of such Refinanced Term Loans pursuant to Section 2.7(a).

(b) The Company may approach any additional bank, financial institution or other entity which may elect to become a “Lender” under this Agreement in connection with any transaction described in Section 2.22(a) to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan and the selection of Refinancing Term Lender that is not at such time a Lender shall be subject to the consent of the Company and the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any tranche or series of Term Loans, Incremental Term Loans or previously established Series of Refinancing Term Loans made to the Company.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Company, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

2.23 Extended Term Loans. (a)  The Company may at any time and from time to time request that all or any portion of the Term Loans or Incremental Term Loans then outstanding under any Facility (an “Existing Term Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans or Incremental Term Loans (any such Term Loans or Incremental Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Term Loans, (x) before and after giving effect to the establishment of such Extended Term Loans, each of the conditions set forth in Sections 5.2(a) and 5.2(b) shall be satisfied and (y) the Company shall provide a notice to the Administrative Agent for the benefit of all of the Lenders under the applicable Existing Term Loan Facility (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be substantially identical to the Loans under such Existing Term Loan Facility from which such Extended Term Loans are to be converted except that:

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(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal of the Loans (including the maturity date) under such Existing Term Loan Facility to the extent provided in the applicable Term Loan Extension Amendment;

(ii) the interest margins with respect to the Extended Term Loans may be different than the interest margins for the Loans under such Existing Term Loan Facility and upfront fees may be paid to the Extending Term Lenders, in each case, to the extent provided in the applicable Term Loan Extension Amendment;

(iii) the Term Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest stated final maturity of any Loans and Revolving Commitments in effect on the effective date of the Term Loan Extension Amendment immediately prior to the establishment of such Extended Term Loans; and

(iv) no Extended Term Loans may be optionally prepaid prior to the date on which the Loans under the Existing Term Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Loans under such Existing Term Loan Facility.

Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans converted from an Existing Term Loan Facility may, to the extent provided in the applicable Term Loan Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Facility.

(b) The Company shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Facility are requested to respond. No Lender shall have any obligation to agree to have any of its Loans under any Existing Term Loan Facility converted into Extended Term Loans pursuant to any Extension Request. Any Lender (an “Extending Term Lender”) wishing to have all or any portion of its Loans under the Existing Term Loan Facility subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Term Loan Facility which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Loans under the Existing Term Loan Facility subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Loans included in each such Extension Election.

(c) Extended Term Loans shall be established pursuant to an amendment (a “Term Loan Extension Amendment”) to this Agreement among the Company, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Term Loan Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Term Loan Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

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2.24 Replacement Revolving Commitments. (a)  The Company may by written notice to Administrative Agent elect to request the establishment of one or more additional Facilities providing for revolving commitments (“Replacement Revolving Commitments” and the revolving loans thereunder “Replacement Revolving Loans”) which refinances all or any portion of the Revolving Facility. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Company proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 5.2 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to giving effect to such Replacement Revolving Commitments;

(iii) no Replacement Revolving Commitments shall have a scheduled termination date prior to the Revolving Termination Date (or if later, the date required pursuant to any Replacement Revolving Facility Amendment);

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees and interest rates which shall be as agreed between the Company and the Lenders providing such Replacement Revolving Commitments and (y) the amount of any letter of credit sublimit, swingline commitment and sublimit for Loans made in Canadian Dollars under such Replacement Revolving Facility which shall be as agreed between the Company, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the Replacement L/C Issuer and Replacement Swingline Lender, if any, under such Replacement Revolving Commitments) shall be substantially identical to, or less favorable to, the Lenders providing such Replacement Revolving Commitments than those applicable to the Revolving Facility;

(v) there shall be no more than three Revolving Facilities in the aggregate of the Company in effect at any time;

(vi) the Loan Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Replacement Revolving Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent; and

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(vii) Revolving Commitments refinanced with Replacement Revolving Commitments shall be, substantially concurrently with the effectiveness of such Replacement Revolving Commitments, terminated pursuant to Section 2.6.

(b) The Company may approach any additional bank, financial institution or other entity which may elect to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) to provide all or a portion of the Replacement Revolving Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Commitment and the selection of Replacement Revolving Lender that is not at such time a Lender shall be subject to the consent of the Company and the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Any Replacement Revolving Commitment made on any Replacement Revolving Facility Effective Date shall be designated a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Commitments for all purposes of this Agreement; provided that any Replacement Revolving Commitments may, to the extent provided in the applicable Replacement Revolving Facility Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series of the Company.

(c) The Replacement Revolving Commitments shall be established pursuant to an amendment to this Agreement among the Borrowers, the Administrative Agent, the Replacement Revolving Lenders providing such Replacement Revolving Loans and any Replacement L/C Issuer and/or Replacement Swingline Lender thereunder (a “Replacement Revolving Facility Amendment”) which shall be consistent with the provisions set forth in Section 2.24(a) (but which shall not require the consent of any other Lender).

(d) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the terms and conditions set forth in this Section 2.24, each of the Replacement Revolving Lenders with Replacement Revolving Commitments of such Replacement Revolving Commitment Series shall purchase from each of the other Lenders with Replacement Revolving Commitments of such Replacement Revolving Commitment Series, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans under such Replacement Revolving Facility Series outstanding on such Replacement Revolving Facility Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Replacement Revolving Facility Series will be held by Replacement Revolving Lenders thereunder ratably in accordance with their respective Replacement Revolving Commitments.

2.25 Term Loan Repurchases. (a)  The Company and its Subsidiaries (as applicable, for purposes of this Section 2.25, an “Affiliated Lender”) may purchase, on one or more occasions, any and all Term Loans or Incremental Term Loans (each, a “Term Loan Repurchase” and, such Loans, “Repurchased Term Loans”) pursuant to the procedures described in this Section 2.25 (the transactions described in this Section 2.25, other than Open Market Purchases, a “Modified Dutch Auction”). In connection with any Term Loan Repurchase (other than Open Market Purchases), the Affiliated Lender will notify the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall promptly notify each of the Lenders holding such Repurchased Term Loans (the “Repurchase Notice”), that the Affiliated Lender desires to purchase such Repurchased Term Loans in an aggregate amount specified by the Affiliated Lender (such amount or the proceeds necessary to repurchase such lesser amount of such Repurchased Term Loans as are actually offered by Lenders in such Modified Dutch Auction, each, a “Repurchase Amount”) at a discount (which is expected to be within a range to be specified by the Affiliated Lender with respect to each Term Loan Repurchase; the “Discount Range”) equal to a percentage of par of the principal amount of such Repurchased Term Loans; provided that the par principal amount of such Repurchased Term Loans desired to be repurchased by the Affiliated Lender in each Modified Dutch Auction shall be not less than $10,000,000 in the aggregate (it being understood that the par principal amount of such Repurchased Term Loans actually repurchased may be less than $10,000,000 in the event that the aggregate par principal amount of such Repurchased Term Loans actually offered by Lenders in such Modified Dutch Auction is less than $10,000,000).

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(b) In connection with a Term Loan Repurchase (other than Open Market Purchases), the Affiliated Lender will allow each Lender of Repurchased Term Loans to specify a discount to par (the “Acceptable Discount”) within the Discount Range for a principal amount (subject to rounding requirements specified by the Administrative Agent) of such Repurchased Term Loans at which such Lender is willing to permit such Term Loan Repurchase. Based on the Acceptable Discounts and principal amounts of such Repurchased Term Loans specified by Lenders, the Administrative Agent, in consultation with the Affiliated Lender, will determine the applicable discount (the “Applicable Discount”) for any applicable Term Loan Repurchase, which Applicable Discount represents the greatest Acceptable Discount at which the Affiliated Lender can complete the Term Loan Repurchase for the Repurchase Amount that is within the Discount Range specified by the Affiliated Lender. The Affiliated Lender shall repurchase such Repurchased Term Loans (or the portions thereof) offered by Lenders that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Term Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to repurchase Qualifying Term Loans (disregarding any interest payable under Section 2.25(c)) would exceed the Repurchase Amount for such Term Loan Repurchase, the Affiliated Lender shall repurchase such Qualifying Term Loans at the Applicable Discount ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by the Administrative Agent).

(c) All such Repurchased Term Loans purchased by the Company pursuant to this Section 2.25 shall be accompanied by payment of accrued and unpaid interest on the par principal amount so purchased to, but not including, the date of purchase.

(d) The par principal amount of each such Repurchased Term Loans repurchased by the Affiliated Lender pursuant to this Section 2.25 shall be allocated across the remaining installments of such Repurchased Term Loans in order to ratably reduce such remaining installments.

(e) Each Term Loan Repurchase (other than Open Market Purchases) shall be consummated pursuant to procedures (including as to timing of any issuance of a Repurchase Notice, response deadlines, rounding amounts, type and Interest Period of accepted Loans, irrevocability of any Repurchase Notice and other notices by the Company and Lenders and calculation of Applicable Discount in accordance with Section 2.25(b) above) established by the Administrative Agent and agreed to by the Company.

(f) Any Affiliated Lender may also purchase Term Loans or Incremental Term Loans in an open market purchase on a non-pro rata basis among Lenders under the applicable Facility (an “Open Market Purchase”).

(g) Open Market Purchases and Term Loan Repurchases are subject to the following additional conditions:

(i) No Default or Event of Default shall have occurred or be continuing or would result therefrom;

(ii) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans or Incremental Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

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(iii) each Affiliated Lender shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment either (1) affirm the No MNPI Representation or (2) if it is not able to affirm the No MNPI Representation, will so inform the assignor and the assignor will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment; and

(iv) no proceeds of Revolving Loans shall be used by any Affiliated Lender to purchase Term Loans or Incremental Term Loans.

(h) The Company hereby covenants and agrees that immediately upon each Term Loan Repurchase or Open Market Purchase, such Term Loans and Incremental Term Loans so repurchased shall be cancelled (and, if applicable, the Company agrees to cause any Affiliated Lender to so cancel) in an amount equal to the par principal amount of such Term Loan or Incremental Term Loan and the parties hereto hereby agree that thereafter each such Term Loan or Incremental Term Loan shall not be considered to be outstanding (and may not be resold by the Affiliated Lender) for any purposes under this Agreement and the other Loan Documents. In addition, neither the Company nor any Loan Party shall be deemed to be, for any purposes whatsoever, a “Lender” hereunder or under any other Loan Document as a result of any Term Loan Repurchase or Open Market Purchase thereunder.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Company on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit pursuant to this Section 3.1 and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date, (ii) each such Existing Letter of Credit shall be included in the calculation of L/C Exposure and L/C Obligations and (iii) all liabilities of the Company and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.

3.2 Procedure for Issuance of Letter of Credit. The Company may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Company. The Issuing Lender shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

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3.3 Fees and Other Charges. (a)  The Company will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Company shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the aggregate face amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date and on the Revolving Termination Date.

(b) In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

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(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Company. If any draft is paid under any Letter of Credit, the Company shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Company receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Company receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.10(b) and (y) thereafter, Section 2.10(c).

3.6 Obligations Absolute. The Company’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Company also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Company’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Company agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Company and shall not result in any liability of the Issuing Lender to the Company.

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3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and amount thereof. The responsibility of the Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrowers hereby represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheets of the Company as at December 31, 2012, December 31, 2011 and December 31, 2010, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended, in each case in accordance with GAAP in all material respects. As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2012 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since September 30, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Merger and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.18 and (iii) those consents, authorizations, filings and notices the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge the Borrowers, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3 and except where the failure to have such title or other property interests described above could not reasonably be expected to have a Material Adverse Effect.

4.8 Intellectual Property. Each Group Member owns, is licensed to use, or otherwise possesses a valid and continuing right to use all Intellectual Property necessary for the conduct of its business as currently conducted and as currently planned to be conducted, except to the extent such failure to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted, is pending, or to the knowledge of the Company is threatened by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property which could reasonably be expected to have a Material Adverse Effect, nor does either Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member or the conduct of their business do not infringe on the rights of any Person in a manner which could reasonably be expected to have a Material Adverse Effect.

4.9 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) each Group Member has filed or caused to be filed all federal, state, provincial, territorial and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (b) no Tax Lien (except as permitted by Section 7.3) has been filed, and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any such Tax, fee or other charge.

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4.10 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.11 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, the Employment Standards Act (Ontario) or any other applicable Requirement of Law dealing with such matters; (c) all payments due from any Group Member on account of employee health and welfare insurance; and (d) all payments due from any Group Member on account of the Canada Pension Plan or the Quebec Pension Plan have been paid or accrued as a liability on the books of the relevant Group Member.

4.12 ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect: (a) Each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (c) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans.

4.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.14 Subsidiaries. Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary (including whether such Subsidiary is a Restricted or Unrestricted Subsidiary) and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary.

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4.15 Use of Proceeds. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes of the Company and its Subsidiaries (including Permitted Acquisitions, Capital Expenditures and Investments). The proceeds of the Term Loans will be used by the Company (a) to fund the Merger and the Transaction Costs, (b) to fund the Refinancing and (c) for general corporate purposes of the Company and its Subsidiaries.

4.16 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability under Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor do the Borrowers have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) materials of Environmental Concern have not, to the knowledge of Borrowers, been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor, to the knowledge of Borrowers, have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been, to the knowledge of Borrowers, no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

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(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.17 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted (when taken together with the information contained in the then most recently filed and publicly available Form 10-K, 10-Q or 8-K, as applicable, of the Company filed with the SEC) to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.18 Security Documents. (a)  The U.S. Guarantee and Collateral Agreement and the Canadian Security Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent provided by the U.S. Guarantee and Collateral Agreement and the Canadian Security Agreement. In the case of the Pledged Stock described in the Security Documents, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Security Documents, when financing statements and other filings specified on Schedule 4.18(a) in appropriate form are filed in the offices specified on Schedule 4.18(a) (in each case, as such schedule may be amended or supplemented by amendments and supplements to the U.S. Guarantee and Collateral Agreemend or the Canadian Security Agreement) and other actions specified in the applicable Security Document have been taken, the relevant Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined therein), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3) to the extent provided by the applicable Security Document.

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.18(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Company or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrowers, in excess of $15,000,000.

4.19 Solvency. As of the Closing Date, the Borrowers and the other Loan Parties on a consolidated basis are Solvent after giving effect to the Merger and the Refinancing and the incurrence on the Closing Date of Indebtedness under this Agreement and the other Loan Documents.

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4.20 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 except to the extent such improvements are covered by a policy of flood insurance that is in form, substance and amount reasonably satisfactory to the Administrative Agent.

4.21 Canadian Pension Plan and Benefit Plans. Schedule 4.21 lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained, contributed to or required to be contributed to, by the Loan Parties and their Subsidiaries as of the Closing Date. Each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations) in all material respects. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans. No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect.

4.22 OFAC Compliance; Anti-Corruption Laws and Sanctioned Countries. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of each Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) either Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of either Borrower, any agent of either Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing or Letter of Credit or other extension of credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.23 Senior Indebtedness. The Obligations constitute senior indebtedness of the Borrowers under any documents governing any subordinated or Junior Lien Indebtedness permitted to be incurred hereunder. The obligations of each Subsidiary Guarantor under the U.S. Guarantee and Collateral Agreement and the Canadian Security Agreement constitute senior indebtedness of such Subsidiary Guarantor under any documents governing any subordinated or Junior Lien Indebtedness permitted to be incurred hereunder.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Availability. The agreement of each Lender to make Term Loans on the Closing Date and to make the initial Revolving Facility available on the Closing Date is subject to the satisfaction, prior to or substantially concurrently with the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreements. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1A, (ii) the U.S. Guarantee and Collateral Agreement, executed and delivered by the Company and each Subsidiary Guarantor, (iii) an Acknowledgement and Consent in the form attached to the U.S. Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party party to the U.S. Guarantee and Collateral Agreement, (iv) the Canadian Security Agreement, executed and delivered by the Canadian Borrower and (v) the Target Security Supplements, executed and delivered by the Target and the Target Subsidiaries (it being understood and agreed that the Target Security Supplements shall not become effective until the effective time stipulated in the Certificate of Merger).

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(b) Merger, etc. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i) A certificate of merger governing the Merger that has been pre-approved by the Delaware Secretary of State to be in proper form for filing with an effective time stipulated therein of 12:01 a.m. on March 1, 2014 in form and substance reasonably acceptable to the Administrative Agent (the “Certificate of Merger”) shall have been filed simultaneously or substantively concurrently with the initial borrowing hereunder, and, except solely to the extent that the Merger shall not become effective until the effective time stipulated in the Certificate of Merger, the Merger shall be consummated in accordance with applicable law and on the terms described in the Merger Agreement, without giving effect to any waiver or other modifications thereof or consents or request thereunder by or on behalf of the Borrowers that is materially adverse to the interests of the Lenders not approved by the Lead Arrangers (which approval shall not be unreasonably withheld or delayed); provided that (w) any change to (i) the definition of “Company Material Adverse Effect” contained in the Merger Agreement or (ii) the definition of “Cap” (or use thereof in connection with the working capital adjustment) contained in the Merger Agreement shall be deemed to be materially adverse to the Lenders, (x) any reduction in the Merger Consideration (as defined in the Merger Agreement) shall not be deemed to be materially adverse to the Lenders to the extent such decrease shall reduce on a dollar-for-dollar basis the amount of the Term Facility and (y) any increase in the Stock Merger Consideration (as defined in the Merger Agreement) or any increase in the Cash Merger Consideration (as defined in the Merger Agreement) not in excess of 10.0% shall not be deemed to be materially adverse to the Lenders to the extent such increase is not funded by additional debt;

(ii) the Administrative Agent shall have received certified copies of the Merger Agreement executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as reasonably requested by the Administrative Agent;

(iii) all amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or substantially simultaneously or substantively concurrent with the initial borrowing hereunder shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof and security therefor discharged and released and the Administrative Agent shall have received satisfactory evidence with respect thereto. After giving effect to the Merger, the Refinancing and all related transactions, the Company and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit hereunder and (b) Indebtedness permitted under Section 7.2(d) and the Convertible Notes in an aggregate principal amount not to exceed $200,000,000;

(iv) since the December 18, 2013, there shall not have occurred or exist any Merger Material Adverse Effect;

(v) the Specified Merger Agreement Representations shall be true and correct.

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(vi) the Specified Representations shall be true and correct in all material respects; provided that any Specified Representation that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its Subsidiaries and of the Company and its Subsidiaries, in each case for the fiscal years 2010, 2011 and 2012 and (iii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its Subsidiaries and of the Company and its Subsidiaries, in each case for the fiscal quarter ended at least 45 days before the Closing Date.

(d) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, the Target and each Target Subsidiary, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party, the Target and each Target Subsidiary that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and the Target and such Target Subsidiary, and (ii) a long form good standing certificate or equivalent certificate from the relevant Governmental Authority for each Loan Party, the Target and each Target Subsidiary from its jurisdiction of organization.

(e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinions of O’Melveny & Myers LLP, counsel to the Company, and its Subsidiaries and, from and after the effective time stipulated in the Certificate of Merger, the Target and each Target Subsidiary, substantially in the form of Exhibits F-1-A and F-1-B; and

(ii) the legal opinions of Shipman & Goodwin LLP, Dentons Canada LLP, Fox Rothschild LLP, Locke Lord LLP and Downs Rachlin Martin PLLC, counsel to the Company and its Subsidiaries and, from and after the effective time stipulated in the Certificate of Merger, substantially in the form of Exhibits F-2, F-3, F-4, F-5 and F-6.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

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(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(i) USA PATRIOT Act. The Administrative Agent shall have received, at least 3 Business Days before the Closing Date, all documentation and other information, which has been requested at least five Business Days prior to the Closing Date, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Canadian AML Legislation.

(j) Solvency Condition. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Company certifying that, as of the Closing Date, the Borrowers, the other Loan Parties, the Target and the Target Subsidiaries on a consolidated basis are Solvent after giving effect to the Merger and the Refinancing.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that, to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a Uniform Commercial Code financing statements, PPSA financing statements or the delivery of stock certificates representing equity interests in the Canadian Borrower and the Target, and the execution and delivery by the applicable Loan Parties parties to the U.S. Security Agreement and the Canadian Security Agreement giving rise to the security interests granted therein) is not provided on the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so, the provision of any such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and Borrowers and (b) nothing in the preceding clause (a) shall be construed to limit the applicability of the individual conditions expressly listed Sections 5.1(a)-(f) or (i)-(j)).

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation and warranty that is qualified as to “Material Adverse Effect” or similar language shall be true and correct in all respects and (iii) that for purposes of this Section 5.2, the representations and warranties contained in Section 4.1 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.1(a) and, except with respect to the first sentence of Section 4.1, Section 6.1(b) and, in the case of the financial statements furnished pursuant to Section 6.1(b), the representations contained in Section 4.1, as modified by this clause (iii), shall be qualified by the statement that such financial statements are subject to the absence of footnotes and year-end audit adjustments.

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(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Notice. The Administrative Agent shall have received a borrowing notice in accordance with the requirements of Section 2.2.

Each borrowing by and issuance of a Letter of Credit on behalf of the Company hereunder shall constitute a representation and warranty by the Company as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrowers hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and shall (except in the case of the covenants set forth in Section 6.1, Section 6.2, Section 6.7 and Section 6.9) cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification, commentary or exception or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing (it being understood that such information may be furnished in the form of a Form 10-K);

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) (it being understood that such information may be furnished in the form of a Form 10-Q); and

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP in all material respects.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (h), to the relevant Lender):

(a) no later than 5 Business Days after the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default pursuant to Section 7.1, except as specified in such certificate;

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(b) no later than 5 Business Days after the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Group Members, on a consolidated basis, with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property acquired or exclusively licensed by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Company, a reasonably detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions and that such Responsible Officer believes to be reasonable as of the date of delivery thereof;

(d) within five days after the same are sent, copies of all financial statements and reports that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(e) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(f) (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Group Member may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan which could reasonably be expected to have a Material Adverse Effect; (iii) notification within 30 days of the establishment of any new Canadian Pension Plan, or the commencement of contributions to or requirement to contribute to any such plan to which any Group Member was not previously contributing; and (iv) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan; and

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(g) promptly, such additional financial and other information regarding the business, legal or corporate affairs of any Group Member as the Administrative Agent or any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or the failure to file could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and Section 7.5 and except, in the case of clause (ii) above or in the case of Restricted Subsidiaries, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a)  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and its Restricted Subsidiaries) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable advance notice to the Company and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.6 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Company’s expense; provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s accountants.

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6.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, as soon as possible and in any event within 20 days after the Company knows or has reason to know thereof; and

(c) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a)  Comply, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.9 Designation of Subsidiaries. The board of directors of the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation on a Pro Forma Basis, the Consolidated Leverage Ratio shall be less than or equal to 5.50 to 1.00 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating compliance with this clause (ii)), and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein, at the date of designation in an amount equal to the net book value of the Company’s (direct or indirect) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Redesignation”) shall, at the time of such designation, constitute the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time. In no event may the Canadian Borrower be designated an Unrestricted Subsidiary.

6.10 Additional Collateral, etc. (a)  With respect to any material property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) property acquired by any Foreign Subsidiary, other than the Canadian Borrower or any Canadian Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, as soon as reasonably practicable and in any case on or prior to 30 days after such acquisition or such other date as the Administrative Agent shall agree (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code or PPSA financing statements in such jurisdictions as may be required by the U.S. Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and any filings at the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and any other governmental entity located in or outside the United States.

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(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $15,000,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (y) real property acquired by any Foreign Subsidiary), as soon as reasonably practicable and in any case on or prior to 90 days after such acquisition or such other date as the Administrative Agent shall agree (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions of local counsel and counsel in the jurisdiction where the Loan Party that owns such real property is located, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) if such real property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder because improvements on such real property are located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area,” (i) a policy of flood insurance that (A) covers such improvements and (B) is written in an amount reasonably satisfactory to the Administrative Agent (not to exceed 100% of the value of such improvements) and (ii) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary, Immaterial Subsidiary, Unrestricted Subsidiary, the Target or the Target Subsidiaries) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary, Immaterial Subsidiary or Unrestricted Subsidiary), as soon as reasonably practicable and in any case on or prior to 30 days after such acquisition or such other date as the Administrative Agent shall agree (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Security Documents, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary, including the filing of Uniform Commercial Code or PPSA financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

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(d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any (i) Group Member that is a Foreign Subsidiary or (ii) the Target and the Target Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) With respect to any material property acquired after the Closing Date by the Canadian Borrower, any of its Subsidiaries or any Canadian Subsidiary that is a Group Member (other than (x) any property described in paragraph (f) or (g) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, as soon as reasonably practicable and in any case on or prior to 30 days after such acquisition or such other date as the Administrative Agent shall agree (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of PPSA financing statements or financing change statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent and any filings at the United States Patent and Trademark Office, the United States Copyright Office, Canadian Intellectual Property Office and any other governmental entity located in or outside Canada.

(f) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $15,000,000 acquired after the Closing Date by the Canadian Borrower, any of its Subsidiaries or any Canadian Subsidiary that is a Group Member (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), as soon as reasonably practicable and in any case on or prior to 90 days after such acquisition or such other date as the Administrative Agent shall agree (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions of local counsel and counsel in the jurisdiction where the Loan Party that owns such real property is located, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

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(g) With respect to any new Subsidiary or Canadian Subsidiary that is a Group Member  created or acquired after the Closing Date by any Group Member (other than the Target or the Target Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(h) Ensure that the Target and each of the Target Subsidiaries that is a Wholly Owned Subsidiary of the Target become Guarantors and Grantors (as each such term is defined in the U.S. Guarantee and Collateral Agreement and the Canadian Security Agreement, as applicable) as of the effective time stipulated in the Certificate of Merger.

6.11 Post-Closing Obligations. With respect to any Collateral as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien in place as of the Closing Date, within 60 days after the Closing Date (as such date may be extended in the sole discretion of the Administrative Agent), take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including any filings that may be required by any Security Document or by law or as may be requested by the Administrative Agent.

SECTION 7. NEGATIVE COVENANTS

The Borrowers hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants. Except with the written consent of the Majority Facility Lenders under the Revolving Facility, permit the Consolidated First Lien Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

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Fiscal Quarter	Consolidated First Lien Leverage Ratio
September 30, 2014	4.75 to 1.00
December 31, 2014	4.75 to 1.00
March 31, 2015	4.50 to 1.00
June 30, 2015	4.50 to 1.00
September 30, 2015	4.50 to 1.00
December 31, 2015	4.50 to 1.00
March 31, 2016	4.25 to 1.00
June 30, 2016	4.25 to 1.00
September 30, 2016	4.25 to 1.00
December 31, 2016	4.25 to 1.00
March 31, 2017	4.25 to 1.00
June 30, 2017	4.25 to 1.00
September 30, 2017	4.25 to 1.00
December 31, 2017	4.25 to 1.00
March 31, 2018	4.25 to 1.00
June 30, 2018	4.25 to 1.00
September 30, 2018	4.25 to 1.00
December 31, 2018	4.25 to 1.00

provided, however, that the Consolidated First Lien Leverage Ratio set forth above shall be temporarily increased by 0.25 to 1.00 for a period of four consecutive quarters following the receipt by the Administrative Agent of a written request of the Borrowers upon the consummation of a Permitted Material Acquisition or Material Convertible Notes Redemption; provided, further, that (i) no more than one such request to temporarily increase the Consolidated First Lien Leverage Ratio set forth above shall be made by the Company during the term of this Agreement and (ii) such Permitted Material Acquisition or Material Convertible Notes Redemption is consummated during the first of such four fiscal quarter period with the proceeds of Loans under the Revolving Facility or Incremental Term Loans.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document and any Specified Prepayment Debt (and any Permitted Refinancing of Specified Prepayment Debt);

(b) Indebtedness of (i) any Loan Party to any other Loan Party or to any Restricted Subsidiary, (ii) any Restricted Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, and (iii) subject to Section 7.7, any Restricted Subsidiary that is not a Loan Party to any Loan Party;

(c) Guarantee Obligations (i) by the Company or any of its Restricted Subsidiaries of obligations of any Loan Party; (ii) by any Restricted Subsidiary that is not a Loan Party of obligations of any Restricted Subsidiary that is not a Loan Party, and (iii) subject to Section 7.7, by any Loan Party of obligations of any Restricted Subsidiary that is not a Loan Party;

(d) Indebtedness outstanding on the date hereof (or, with respect to Target and its Subsidiaries, at the effective time stipulated in the Certificate of Merger) (provided that any Indebtedness that is in excess of $1,000,000, individually, or $2,000,000, in the aggregate, shall only be permitted under this subclause (d) to the extent such Indebtedness is listed on Schedule 7.2(d)) and any Permitted Refinancing thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed the greater of (x) $25,000,000 at any one time outstanding and (y) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Indebtedness is incurred;

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(f) unsecured Indebtedness of the Company or any of its Restricted Subsidiaries; provided that, after giving effect to the incurrence of such Indebtedness (i) the aggregate principal amount of all such Indebtedness does not exceed the greater of (A) $75,000,000 and (B) 4.5 % of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Indebtedness is incurred, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the maturity date of such unsecured Indebtedness is not on or prior to the Latest Maturity Date and the Weighted Average Life to Maturity of such unsecured Indebtedness is not earlier than the Weighted Average Life to Maturity of the Term Loans and any Incremental Term Loans (other than potentially resulting from customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (iv) such unsecured Indebtedness will only be incurred or guaranteed by the Loan Parties, provided that such additional unsecured Indebtedness may be incurred or guaranteed by Restricted Subsidiaries of the Company that are not Loan Parties in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Indebtedness is incurred) and (v) the covenants and events of default under any such unsecured Indebtedness will be no more restrictive, taken as a whole, than the covenants and Events of Default under this Agreement (as determined by the Company in good faith); provided that a certificate of the Chief Financial Officer of the Company delivered to the Administrative Agent in good faith at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement in this clause (v) shall be conclusive evidence, absent manifest error, that such terms and conditions satisfy such requirement;

(g) (A)  Indebtedness of a Restricted Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Company or any Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement or (B) Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case, so long as both immediately prior and after giving effect thereto (x) no Event of Default shall exist or result therefrom and (y) the Loan Parties shall be in Pro Forma Compliance, after giving effect to such acquisition, merger, consolidation or amalgamation, the assumption, incurrence or issuance of such Indebtedness and any related transactions, and any Permitted Refinancing thereof;

(h) Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

(i) Indebtedness incurred in a Permitted Acquisition or Disposition permitted hereunder under customary agreements providing for indemnification, the adjustment of the purchase price or similar adjustments, provided that any such price adjustment will be factored into any calculations made pursuant to Section 7.5(f);

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(j) Indebtedness consisting of obligations of the Company or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;

(k) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts, in each case in the ordinary course of business; provided that such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with customary practices with respect thereto;

(l) Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their Affiliates or (B) obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) Indebtedness (including obligations in respect of letters of credit or bank guarantees or similar instruments) incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(n) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(o) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(p) Indebtedness incurred by the Company or any Restricted Subsidiary consisting of Indebtedness issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Company permitted by Section 7.6;

(q) Indebtedness that constitutes Incremental Equivalent Debt, provided that the aggregate principal amount of such Indebtedness does not exceed the Incremental Amount available at the time of such incurrence thereof, and any Permitted Refinancing of such Indebtedness;

(r) Indebtedness in respect of the Convertible Notes (which may be net-share and/or cash settled) in an aggregate principal amount not to exceed $200,000,000 at any time outstanding and any Permitted Refinancing of such Indebtedness;

(s) Indebtedness of Foreign Subsidiaries (other than Loan Parties) incurred for working capital purposes in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $25,000,000 and (ii) 1.5 % of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Indebtedness is incurred;

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(t) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s); and

(u) so long as no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, other Indebtedness so long as on a Pro Forma Basis the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter does not exceed 5.50 to 1.00, and any Permitted Refinancing of such Indebtedness; provided that the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Guarantors shall not exceed at the time of such incurrence the greater of (i) $25,000,000 and (ii) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Indebtedness is incurred.

For purposes of determining compliance with this Section 7.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be determined according to the Spot Selling Rate, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if determined according to the Spot Selling Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing. Further, for purposes of determining compliance with this Section 7.2, Indebtedness resulting solely from the accretion of accreted value, the payment of interest in the form of additional Indebtedness or the amortization of original issue discount, in each case with respect to other Indebtedness permitted under this Section 7.2, shall be permitted under this Section 7.2.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property or rights, whether now owned or hereafter acquired, except:

(a) Liens for Taxes (i) not yet due, (ii) that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP or (iii) are for immaterial amounts;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction workers’, or other like Liens arising in the ordinary course of business (i) that are not overdue for a period of more than 30 days, (ii) that are being contested in good faith by appropriate proceedings or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

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(d) (i) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.3(d);

(e) encroachments, easements, rights of way, restrictions, other similar minor title defects affecting the real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f) Liens in existence on the date hereof (or, with respect to Target and its Subsidiaries, at the effective time stipulated in the Certificate of Merger) (provided that any Liens that are in excess of $1,000,000, individually, or $2,000,000, in the aggregate, shall only be permitted under this subclause (f) to the extent such Liens are listed on Schedule 7.3(f)), provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.2;

(g) Liens securing Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition, purchase, lease, construction, replacements, repair or improvement of property (real or personal, and whether through the direct purchase of property or Capital Stock of any Person owning such property), provided that (i) such Liens attach concurrently with or within two-hundred and seventy (270) days after the acquisition, lease, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any accessions thereto and the proceeds and the products thereof and related property; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings provided by such lender and incurred under Section 7.2(e);

(h) Liens created pursuant to the Security Documents and Liens applicable to Incremental Equivalent Debt and Specified Prepayment Debt;

(i) any interest or title of a lessor under any lease entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) (i) pledges or deposits in the ordinary course of business in connection with the Federal Employers Liability Act, workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations or indemnification obligations under insurance policies or self-insurance arrangements, in each case payable to insurance carriers that provide insurance to the Company any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Company or any of the Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.3(j);

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(k) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(i);

(l) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business (including with respect to intellectual property and software) which do not (A) interfere in any material respect with the business of the Company and the other Loan Parties as conducted and as planned to be conducted, or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(o) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7(g) to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case under this clause (i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) earnest money deposits of cash or Cash Equivalents made the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement related to a Permitted Acquisition hereunder;

(p) Liens in favor of a Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent;

(q) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien that is affixed or incorporated into the property covered by such Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.2;

(r) Liens arising from precautionary Uniform Commercial Code or PPSA financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the Company or any of the Restricted Subsidiaries otherwise permitted under this Agreement;

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(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(t) any interest or title of a lessor or sublessor under any leases or subleases entered (other than leases constituting Capital Lease Obligations) into by the Company or any Subsidiary in the ordinary course of business;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;

(v) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(w) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(x) (i) Liens securing Indebtedness permitted by Section 7.2(q) and any Permitted Refinancing thereof; provided that, if such Liens are (or are intended to be) junior to the Liens securing the Obligations, such Liens shall be Junior Liens and (ii) if such Liens are (or are intended to be) pari passu with the Liens securing the Obligations, such Liens shall be Other First Liens;

(y) Liens on Capital Stock of joint ventures securing obligations of such joint ventures;

(z) Liens on cash and Cash Equivalents of any (i) Foreign Subsidiary or (ii) any Restricted Subsidiary acquired after the Closing Date, securing obligations owing to the applicable banks or financial institutions (which banks of financial institutions shall be Lenders or Affiliates of Lenders in the case of any transfer of the applicable service agreements or arrangements to a different bank or financial institution) under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Company or any of its Subsidiaries;

(aa) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby (as to the Company and all Restricted Subsidiaries) does not exceed at any one time the greater of (i) $40,000,000 and (ii) 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date any such Lien is incurred; and

(bb) additional Liens not otherwise permitted by this Section 7.3, so long as, as of the date of the incurrence of such Liens, on a Pro Forma Basis after giving effect to the incurrence of any Indebtedness and such Lien (but excluding the proceeds of any such Indebtedness in the calculation of unrestricted cash and Cash Equivalents), (i) no Default or Event of Default exists or would result therefrom, (ii) the Consolidated Senior Secured Leverage Ratio as of such date is less than or equal to 4.50 to 1.00, (iii) with respect to any Liens securing Indebtedness on a pari passu basis with the Liens securing the Obligations, (A) such Indebtedness shall be in the form of notes and (B) the Consolidated First Lien Leverage Ratio as of such date is less than or equal to 4.00 to 1.00 and (iv) if the Liens securing such Indebtedness constitute Other First Liens or Junior Liens, then such Liens shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that an intercreditor agreement substantially in the form of (A) Exhibit I-1 is reasonably satisfactory to the Administrative Agent and the Secured Parties for purposes of any Other First Liens and (B) Exhibit I-2 is reasonably satisfactory to the Administrative Agent and the Secured Parties for purposes of any Junior Liens), provided that the aggregate principal amount of obligations secured by such additional Liens under this clause (bb) by Restricted Subsidiaries of the Company that are not Loan Parties shall not exceed the greater of (x) $25,000,000 and (y) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date any such Lien is incurred.

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7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Restricted Subsidiary of the Company may be merged or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (in the case of a Domestic Subsidiary) or a Canadian Subsidiary Guarantor (in the case of a Canadian Subsidiary) (provided that the Subsidiary Guarantor or Canadian Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation or the surviving Person shall expressly assume the obligations of the Subsidiary Guarantor under the Loan Documents in a manner reasonably acceptable to the Administrative Agent; provided that both before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing), (ii) any Restricted Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into any other Restricted Subsidiary that is not a Loan Party and, (iii) subject to Section 7.7, any Subsidiary Guarantor may be merged or consolidated with or into a Restricted Subsidiary that is not a Loan Party;

(b) (i) any Restricted Subsidiary of the Company may Dispose of any or all of its assets (x) to any Loan Party (upon voluntary liquidation or otherwise) or (y) pursuant to a Disposition permitted by Section 7.5 and (ii) any Restricted Subsidiary that is not a Loan Party may Dispose of any or all of its assets to any Restricted Subsidiary that is not a Loan Party;

(c) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(d) any Subsidiary may liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and its Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that, in the case of any change in legal form, a Loan Party will remain a Loan Party); and

(e) any Subsidiary may merge or consolidate with another Person to effect a transaction permitted under Section 7.5 or 7.7.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

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(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Company and the Restricted Subsidiaries;

(b) Dispositions of inventory and other property in the ordinary course of business;

(c) to the extent constituting Dispositions, Restricted Payments permitted by Section 7.6, Investments permitted by Section 7.7 and Liens permitted by Section 7.3 (excluding any Disposition resulting from the enforcement of any such Lien), provided that any Disposition of property resulting from a holder of a Lien permitted pursuant to Section 7.3 enforcing rights in property subject to such Lien shall not be a permitted Disposition;

(d) Dispositions of property pursuant to sale-leaseback transactions, provided that the fair market value of all property so Disposed shall not exceed in the aggregate the greater of (i) $40,000,000 and (ii) 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date any such Disposition is made;

(e) Dispositions of property by the Company or any Restricted Subsidiary to the Company or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Loan Party then (i) the transferee thereof must either be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.7 and any Indebtedness corresponding to such Investment must be permitted by Section 7.2;

(f) Dispositions of property by the Company or any Restricted Subsidiary not otherwise permitted under this Section 7.5; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Net Cash Proceeds thereof shall be applied in accordance with Section 2.7(b)(ii), (iii) the consideration paid for such property (if in excess of $25,000,000) to the Company or such Restricted Subsidiary shall be not less than 75% cash or Cash Equivalents and (iv) such Disposition shall be made for fair market value (as determined in good faith by the Company); provided, further, (A) the amount of any liabilities (as shown on the Company’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (B) any notes or other obligations or other securities or assets received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or any Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), (C) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Disposition having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 3% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such receipt for which financial statements have been delivered pursuant to Section 6.1 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (D) with respect to any lease of assets by the Company or any Restricted Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Company) where the payment consideration is at least 75% cash consideration shall, in each case, be deemed to be cash;

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(g) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(h) Dispositions of Cash Equivalents in connection with cash management activities in the ordinary course of business or to affect a transaction otherwise permitted hereunder;

(i) Dispositions or discounts without recourse of accounts receivable in connection with the collection or compromise thereof and not as part of a financing transaction;

(j) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Company and the Restricted Subsidiaries;

(k) transfers of property subject to Casualty Events upon receipt of the cash proceeds of such Casualty Event; and

(l) Dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable judgment and good faith determination of the Company or any Restricted Subsidiary, is uneconomical, negligible, obsolete or otherwise not material in the conduct of its business as conducted or as planned to be conducted (it being understood and agreed that no Material Intellectual Property may be Disposed of in reliance on this clause (l));

provided that any Disposition of any property pursuant to Section 7.5(d) or 7.5(f) and shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.5 (including the assets of any Subsidiary when the Capital Stock of such Subsidiary is being Disposed of as permitted hereunder) to any Person other than the Company or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to the Company and to each other owner of Capital Stock of such Restricted Subsidiary (based on their relative ownership interests of the relevant Class of Capital Stock);

(b) so long as no Default or Event of Default shall have occurred and be continuing, the Company may pay any regular dividends in cash to its stockholders (other than in connection with any repurchase of shares of Capital Stock of the Company or any of its Subsidiaries); provided that the aggregate amount of payments under this clause (b) shall not exceed 6.0 % per annum of the net proceeds received by the Company from any public offering of Capital Stock;

(c) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of such Person;

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(d) the Company and the Restricted Subsidiaries may make Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company held by any future, present or former employee, director, officer, or consultant of the Company or any of its Restricted Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing); provided that the aggregate amount of Restricted Payments made under this clause (d) does not exceed in any calendar year $20,0000,000;

(e) the Company or any Restricted Subsidiary may make Restricted Payments, the proceeds of which shall be used to make cash payments in lieu of the issuance of fractional shares upon the exercise of warrants, options, deferred stock units or other securities convertible into or exchangeable for Capital Stock of any such Person in the ordinary course of business; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.6 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Company (or any authorized committee thereof));

(f) noncash repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represent a portion of the exercise price of such options;

(g) the Company may make Restricted Payments from the proceeds of Capital Stock, which is not Disqualified Capital Stock, of the Company (less the amount of any such proceeds that are used to make Investments pursuant to Section 7.7(q)); provided that, immediately before and after making such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(h) the Company may use the proceeds of the Convertible Notes to purchase the Company Call Options;

(i) the Company may settle any conversion of the Convertible Notes and any exercise, settlement or termination of the Dealer Counterparty Warrants, in each case, in common stock of the Company, cash or a combination thereof; provided that the Company may only make cash payments pursuant to this clause (i) so long as at the time of any such payment, the sum of (A) the Available Revolving Commitment plus (B) the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries that is not classified as “restricted cash” equals an amount in excess of $50,000,000;

(j) the Company may exercise the Company Call Options;

(k) the Company may make other Restricted Payments, so long as no Default or Event of Default then exists or would result therefrom, in an amount not to exceed the portion, if any, of the Available Amount on the date of such Restricted Payment that the Company elects to apply to this Section 7.6(k), such election to be specified in a written notice of a Responsible Officer of the Company calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; and

(l) the Company may make other Restricted Payments, so long as no Default or Event of Default then exists or would result therefrom, in an amount not to exceed (i) $75,000,000 plus (ii) an additional amount if, after giving effect to such additional amount, on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter does not exceed 3.50 to 1.00.

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7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”, provided that no Term Loan Repurchase or Open Market Purchase will constitute an Investment), except:

(a) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable, security deposits and prepayments arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees or consultants of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,500,000 at any one time outstanding;

(e) intercompany Investments by any Group Member in the Company or any Person that, prior to such investment, is a Loan Party;

(f) intercompany Investments (i) by any Loan Party in any Person, that, prior to such Investment, is not a Loan Party, in an aggregate amount not to exceed the greater of (x) $40,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Investment is made and (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party or any other Restricted Subsidiary that is not a Loan Party;

(g) Permitted Acquisitions;

(h) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted by Section 7.3, Section 7.2, Section 7.4, Section 7.5 and Section 7.6, respectively;

(i) Investments existing or contemplated on the date hereof (or, with respect to Target and its Subsidiaries, at the effective time stipulated in the Certificate of Merger) and set forth on Schedule 7.7(i) and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment under this clause (i) is not increased except by the terms of such Investment as of the date hereof or as otherwise permitted by this Section 7.7;

(j) Investments in Swap Agreements (including without limitation the Company Call Options, the Dealer Counterparty Warrants and the call options embedded in the Convertible Notes);

(k) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.5;

(l) Investments in the ordinary course of business consisting of (i) Article 3 of the Uniform Commercial Code endorsements for collection or deposit or (ii) Article 4 of the Uniform Commercial Code customary trade arrangements with customers, in each case consistent with past practice;

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(m) Investments (including debt obligations and Capital Stock) received in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (y) the non-cash proceeds of any Disposition permitted by Section 7.5;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Guarantees by the Company or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments in Unrestricted Subsidiaries; provided that immediately after giving effect to any such Investment, the amount invested in the applicable Unrestricted Subsidiary pursuant to this Section 7.7(p), when aggregated with the amounts then invested in all other Unrestricted Subsidiaries, shall not exceed at any one time outstanding the greater of (i) $30,000,000 and (ii) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Investment is made;

(q) Investments to the extent the consideration paid therefor consists of Capital Stock, which is not Disqualified Capital Stock, of the Company or the proceeds thereof (less the amount of any such proceeds that are used to make Restricted Payments pursuant to Section 7.6(g); provided that, immediately before and after making such Investment, no Default or Event of Default shall have occurred and be continuing);

(r) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(s) Guarantee Obligations permitted under Section 7.2 (except to the extent such Guarantee is expressly subject to Section 7.7);

(t) Investments in the ordinary course of business consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons in the ordinary course of business, to so long as such licensing or contribution arrangements do not limit the Administrative Agent’s security interest (if any) in the Intellectual Property so licensed or contributed;

(u) Investments in joint ventures in the aggregate at any time outstanding not in excess of the greater of (i) $30,000,000 and (ii) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Investment is made; provided that if any Investment pursuant to this paragraph (u) is made in any person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (f) above (to the extent making such Investment at such time would not be a default thereunder) and shall cease to have been made pursuant to this paragraph (u) for so long as such person continues to be a Restricted Subsidiary of the Company;

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(v) any Investment consisting of intercompany current liabilities in connection with (i) cash management in the ordinary course of business and (ii) the non-cash, tax and accounting operations of the Company and its Subsidiaries;

(w) Investments not in excess at any time outstanding of the portion, if any, of the Available Amount on the date of such Investment that the Company elects to apply to this Section 7.7(w), such election to be specified in a written notice of a Responsible Officer of the Company calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(x) in addition to Investments otherwise expressly permitted by this Section, Investments by the Company or any of its Restricted Subsidiaries not exceeding at any one time outstanding the greater of (i) $50,000,000 and (ii) 2.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such Investment is made, provided that no Default or Event of Default shall have occurred and be continuing or would result from Investments made pursuant to this clause (x); and

(y) the Merger (including the payment of the Transaction Costs);

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.7 shall be permitted hereunder to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments not otherwise permitted under Section 7.8.

For purposes of covenant compliance, the amount of any Investment shall be equal to (x) the amount actually invested, less (y) any repayments, interest, returns, profits, dividends, distributions, income and similar amounts actually received in cash from such Investment (from dispositions or otherwise) (which amount referred to in this clause (y) shall not exceed the amount of such Investment at the time such Investment was made). The amount of any consideration paid for any Investment consisting of the provision of services or the transfer of non-cash assets shall be equal to the fair market value of such services or non-cash assets, as the case may be, as determined by the Borrower in good faith.

7.8 Optional Payments and Modifications of Certain Debt Instruments and the Certificate of Merger. (a)  Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of, any Indebtedness that is subordinated in right of payment to the Obligations, except for (i) any Permitted Refinancing of such Indebtedness, (ii) payments of principal and interest to holders who exercise any put right in respect of such Indebtedness, (iii) payments of cash to converting holders who exercise any conversion right in respect of any such Indebtedness and (iv) payments, prepayments, repurchases, redemptions and defeasances in an aggregate amount not to exceed the portion, if any, of the Available Amount on the date of such payment, prepayment, repurchase, redemption or defeasance that the Company elects to apply to this Section 7.8(a)(iv), such election to be specified in a written notice of a Responsible Officer of the Company calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied.

(b) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, the Certificate of Merger.

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7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Loan Party) unless such transaction is (a) otherwise permitted under this Agreement and upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) among the Borrower and/or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Restricted Subsidiary is the surviving entity), (c) entering into employment and severance arrangements between the Company and the Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (d) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of the Company and the Restricted Subsidiaries in the ordinary course of business, (e) Restricted Payments permitted under Section 7.6, (f) employment and severance arrangements between the Company and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business, (h) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Company or the Restricted Subsidiaries in the reasonable determination of the board of directors or senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (i) transactions between the Company or any of the Restricted Subsidiaries and any person, a director of which is also a director of the Company, provided, however, that (A) such director abstains from voting as a director of the Company, on any matter involving such other person and (B) such person is not an Affiliate of the Company for any reason other than such director’s acting in such capacity, (j) any transactions related to the Merger (including the payment of the Transaction Costs) and (k) any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Company qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate. For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (a) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Company.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member except to the extent permitted under Section 7.5(d).

7.11 Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31 or change the Company’s method of determining fiscal quarters.

7.12 Burdensome Agreements. Enter into or suffer to exist or become effective any agreement that prohibits or limits (a) the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party (or any increase or refinancing thereof) or (b) the ability of any Restricted Subsidiary of the Company to (1) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Restricted Subsidiary of the Borrower, (2) make loans or advances to, or other Investments in, the Company or any other Restricted Subsidiary of the Company or (3) transfer any of its assets to the Company or any other Restricted Subsidiary of the Borrower, in each case other than (A) this Agreement and the other Loan Documents, (B) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (C) any such agreements, consensual encumbrances or restrictions which (i) (x) exist on the date hereof (or, with respect to Target and its Subsidiaries, at the effective time stipulated in the Certificate of Merger) and (to the extent not otherwise permitted by this Section 7.12) are listed on Schedule 7.12 hereto and (y) to the extent set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clause (A) or (B) that are contained in such agreement, consensual encumbrance or restriction, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreement, consensual encumbrance or restriction was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.7, and applicable solely to such joint venture, (iv) any restrictions imposed by any agreement related to Specified Prepayment Indebtedness or Indebtedness incurred pursuant to Sections 7.2(f), (g), (q) or (u) or any Permitted Refinancing thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined by the Company in good faith), (v) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (vi) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.2(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (vii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (viii) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (ix) restrictions imposed by applicable law, (x) customary restrictions and conditions contained in the document relating to any Lien, so long as (a) such Lien is permitted under Section 7.3 and such restrictions or conditions relate only to the specific asset subject to such Lien and (b) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.12, (xi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (xii) any encumbrances or restrictions of the type referred to in Sections 7.12(a) and 7.12(b) above imposed by any amendments, modifications, restatements, renewals, in-creases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xi) above.

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7.13 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Agreement (after giving effect to the Merger) or that are reasonably related or ancillary thereto.

7.14 Use of Proceeds. Neither Borrower will request any borrowing, Letter of Credit or other extension of credit, and neither Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any such borrowing, Letter of Credit or other extension of credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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7.15 Canadian Pension Plans. The Loan Parties shall not (A) contribute to or assume an obligation to contribute to any defined benefit Canadian Pension Plan (other than a defined benefit Canadian Pension Plan assumed pursuant to an acquisition otherwise permitted hereunder so long as such defined benefit Canadian Pension Plan is not adopted or created in contemplation of such acquisition) without the prior written consent of the Administrative Agent or (B) wind-up any defined benefit Canadian Pension Plan, in whole or in part without the prior written consent of the Administrative Agent, unless it has obtained written advice from the actuary for such plan that the plan (or part thereof in the case of a partial windup) is fully funded or has no unfunded liability at the effective date of the windup.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrowers shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or Reimbursement Obligation, fees, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect the Borrowers only), Section 6.7(a) or Section 7 of this Agreement, Sections 5.4 of the U.S. Guarantee and Collateral Agreement, or Sections 5.6 of the Canadian Security Agreement; provided that a default by the Borrowers under Section 7.1 shall not constitute an Event of Default with respect to the Term Facility or any Term Loans unless and until the Majority Facility Lenders under the Revolving Facility shall have terminated their Revolving Commitments and declared all amounts under the Revolving Facility to be due and payable (such period commencing with a default under Section 7.1 and ending on the date on which the Majority Facility Lenders under the Revolving Facility with respect to the Revolving Facility terminate and accelerate the Revolving Facility, the “Term Loan Standstill Period”); or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the relevant Borrower or Borrowers from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) or default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; and provided, further, that (x) a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is equal to or exceeds the greater of (A) $30,000,000 and (B) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such default occurs and (y) an Event of Default shall not result under this paragraph (e) solely as a result of (1) any holder of the Convertible Notes converting its Convertible Note of the Company into common stock of the Company, cash or a combination thereof before the scheduled maturity date thereof in connection with circumstances that do not constitute an event of default under the Convertible Notes or (2) any exercise, settlement or termination of the Dealer Counterparty Warrants before the scheduled expiration date thereof in connection with circumstances that do not constitute an event of default pursuant to the terms of the Dealer Counterparty Warrants; or

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(f) (i) any Group Member (excluding any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, including any Insolvency Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receiver-manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member (excluding any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member (excluding any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (excluding any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (excluding any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or

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(h) (i) any Group Member shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan; (ii) any Group Member shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in Requirement of Law or fail to make a required contribution under any Canadian Pension Plan which could result in the imposition of a Lien upon the assets of any Group Members; or (ii) any Group Member makes any improper withdrawals or applications of assets of a Canadian Pension Plan, and in each case of clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) equal to or exceeding the greater of (A) $30,000,000 and (B) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such judgment or decree is entered (in each case, to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j) any Security Document after delivery thereof pursuant to Section 5.1 or Section 6.11 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.4 or Section 7.5) cease to create a valid and perfected first priority Lien on and security interest in a material portion of the Collateral covered thereby, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice to the Administrative Agent), (i) except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code financings statements or continuation statements or other equivalent filings (including PPSA financing statements and financing change statements) after the Administrative Agent has received from the Company all reasonably requested information in connection with the filing of such financings statements or continuation statements or other equivalent filings and (ii) except, as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance policy; or

(k) the guarantee contained in Section 2 of the U.S. Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l) a Change of Control shall occur; or

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(m) the Merger shall not have become effective, for any reason, as of the effective time stipulated in the Certificate of Merger;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrowers, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, (B) if such event is an Event of Default arising from a breach of Section 7.1, any or all of the following actions may be taken: (i)(X) with the consent of the Majority Facility Lenders under the Revolving Facility, the Administrative Agent may, or upon the request of the such Majority Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments and the Issuing Lender’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Commitments and such obligation shall immediately terminate; and (Y) with the consent of such Majority Facility Lenders, the Administrative Agent may, or upon the request of such Majority Facility Lenders, the Administrative Agent shall, by notice to the Borrower, (I) declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under the Loan Documents with respect to the Revolving Facility under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (II) declare all or any portion of the obligations of the Borrowers in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations; and (ii) subject to the proviso in paragraph (c) above and the expiration of the Term Loan Standstill Period (if applicable), with the consent of the Majority Facility Lenders under the Term Facility, the Administrative Agent may, or upon the request of such Majority Facility Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing with respect to the Term Facility under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (C) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the relevant Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the relevant Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

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SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

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9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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9.8 Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to either Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Co-Syndication Agents, Documentation Agent and Lead Arrangers. The Co-Syndication Agents, Documentation Agent and Lead Arrangers shall not have any duties or responsibilities hereunder in their respective capacity as such.

9.11 Intercreditor Agreements and Collateral Matters. The Lenders hereby agree that JPMorgan Chase Bank, N.A. (and any successor collateral agent under the Security Documents) shall be permitted to serve as collateral agent for both the Secured Parties and the holders of Other First Liens under the Security Documents and any intercreditor agreement contemplated herein. Each Lender hereby consents JPMorgan Chase Bank, N.A., together with its Affiliates (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch) and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against JPMorgan Chase Bank, N.A., together with its Affiliates (including, without limitation, JPMorgan Chase Bank, N.A., Toronto Branch) or any such successor, arising from the role of the collateral agent under the Security Documents or any such intercreditor agreement so long as the collateral agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

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9.12 Administrative Agent; Power of Attorney and Custodian. For the purposes of holding any security granted by the Canadian Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by the Canadian Borrower or any Loan Party, each Lender and other Secured Party party to this Agreement hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Lenders and other Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender and other Secured Party party to this Agreement hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Section 9 shall also constitute the substitution of the Attorney and the Custodian. The execution by the Attorney prior to this Agreement of any deeds of hypothec or other security documents is hereby notified and confirmed.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan or Incremental Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the U.S. Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.13 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. This Agreement may also be amended in accordance with the terms of Sections 2.20, 2.22, 2.23 and 2.24 hereof. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

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Without the consent of any Lender or Issuing Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include the holders of Other First Liens in the benefit of the Collateral Documents in connection with the incurrence of any Other First Lien Debt, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Incremental Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, (c) to cure any ambiguity, omission, defect or inconsistency and (d) to integrate any Other First Lien Debt.

Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Company and the Administrative Agent to the extent necessary to (a) integrate any Incremental Term Loans, Incremental Revolving Commitments, Refinancing Term Loans, Extended Term Loans or Replacement Revolving Loans on substantially the same basis as any Incremental Term Loans, the Revolving Commitments or the Revolving Loans then outstanding, as applicable.

Notwithstanding anything to the contrary contained herein, any amendment, modification or waiver of any provision of Section 7.1 (and any defined terms solely as used therein) or any other provision to any Loan Document that has been added solely for the benefit of the Revolving Facility (as may be agreed between the Majority Facility Lenders under the Revolving Facility and the Borrowers) shall require the written consent of the Majority Facility Lenders under the Revolving Facility (and only such Majority Facility Lenders) and the Borrowers and, if applicable, each Loan Party party to such Loan Document. For the avoidance of doubt, it is understood and agreed that the Required Lenders may not, and nor shall the consent of the Required Lenders be needed to, amend, modify or waive any provision of Section 7.1 (or any defined term as used therein) or any other provision to any Loan Document that has been added solely for the benefit of the Revolving Facility (as may be agreed between the Majority Facility Lenders under the Revolving Facility and the Borrower).

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If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “such Lender”, “all Lenders” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.6(b), and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.15, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Dealertrack Technologies, Inc. 1111 Marcus Ave., Suite M04 Lake Success, NY 11042 Attention: the Chief Financial Officer Telecopy: (516) 734-3800 Telephone: (516) 734-3600

Canadian Borrower:	Dealertrack Canada, Inc.
2700 Matheson Blvd East
East Tower, Suite 702
Mississauga, ON
L4W 4V9
Attention: the Chief Financial Officer
Copy to: the Company Controller
Telecopy: (516) 734-3800
Telephone: (516) 734-3600

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Administrative Agent (for borrowings in Dollars), the Issuing Lender or Swingline Lender:	JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
10 South Dearborn Street
7th Floor- IL 1-0010
Chicago, IL 60603-2003
Attention: Kevin Berry
Telecopy: (312) 385-7101
Email: cls.reb.chicago@jpmchase.com

Administrative Agent (for borrowings in Canadian Dollars):	JPMorgan Chase Bank, N.A., Toronto Branch 200 Bay Street, Suite 1800 Toronto, Ontario, M5J 2J2 Canada Attention: Kevin Berry Telecopy: (312) 385-7101 Email: cls.reb.chicago@jpmchase.com

If to the Administrative Agent only, with copies to:	JPMorgan Chase Bank, N.A. 270 Park Avenue Floor 43 New York, New York 10017 Attention: Justin Kelley Telecopy: (917) 464-6072

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System. Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Indemnitees do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Indemnitees in connection with the Communications or any Electronic System. In no event shall any Agent Indemnitees have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System.

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10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all of its reasonable documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its (i) losses, costs or expenses sustained in connection with any conversion of Obligations, fees, payments or any other amounts payable to the Administrative Agent or such Lender from Canadian Dollars to its Dollar Equivalent and (ii) costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Agent and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, Affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to (A) have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) arise from a material breach in bad faith by such Indemnitee or (C) have resulted from disputes among the Indemnitees not involving any act or omission by any Group Member and not involving any claims against any Agent, Issuing Lender or Swingline Lender in its capacity as such or in a similar capacity or (ii) any settlement of any such proceeding effected without the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to the Chief Financial Officer (Telephone No. (516) 734-3600; Telecopy No. (516) 734-3800), at the addresses of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder. In the case of an investigation, action, suit or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of the Company’s shareholders or creditors, an Indemnitee or any other person or entity, whether or not an Indemnitee is otherwise a party thereto. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

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10.6 Successors and Assigns; Participations and Assignments. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than (i) a natural person, (ii) a Disqualified Lender or (iii) the Company or any Affiliate thereof (other than assignments to the Company in connection with any Modified Dutch Auction or any Term Loan Repurchase thereunder or in connection with Open Market Purchases in accordance with Section 2.25), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Company (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and provided further that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

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(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of any Term Loans or Incremental Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) any Issuing Lender with significant exposure; provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of any Term Loans or Incremental Term Loans.

(ii) Assignments (other than assignments to the Company in connection with any Modified Dutch Auction or any Term Loan Repurchase thereunder) shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans under any Facility, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Facility and Incremental Term Facility, $1,000,000) unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, state, provincial and territorial securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person or a Disqualified Lender) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

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(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. A Lender may inspect the Register upon reasonable prior notice at reasonable times agreed to by the Administrative Agent; provided that such Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, an Affiliated Lender or a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.14 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.14 and 2.15 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). The Borrowers, each Lender and the Administrative Agent hereby confirm that they will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal, state, provincial or territorial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off. (a)  Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6, including any assignment to a Loan Party or an Affiliate of any Loan Party), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

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(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrowers (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrowers hereby irrevocably and unconditionally:

(a) submit for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under any Loan Document in any other forum in which jurisdiction can be established;

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(b) consent that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrowers hereby acknowledge that:

(a) They have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and any Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the relevant Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

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10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the relevant Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal, state, provincial and territorial securities laws.

All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal, state, provincial and territorial securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and Canadian AML Legislation, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act and Canadian AML legislation.

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10.18 Judgment Currency Conversion. (a)  The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in Dollars or in Canadian Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Any amount due from a Loan Party under this Section 10.18(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) For purposes of determining the prevailing rate of exchange for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Dealertrack Technologies, Inc.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial and Administrative Officer

DEALERTRACK CANADA, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial and Administrative Officer

[Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Justin Kelley
Name: Justin Kelley
Title: Vice President

[Credit Agreement Signature Page]

BANK OF AMERICA, N. A. , as a Lender

By:	/s/ Steven J. Melicharek
	Name:	Steven J. Melicharek
	Title:	Senior Vice President

[Credit Agreement Signature Page]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

[Credit Agreement Signature Page]

Bank of Montreal, as a Lender

By:	/s/ Joan Spitto
	Name:	Joan Spitto
	Title:	Vice President

By:	/s/ Sean Gallaway
Name:	Sean Gallaway
Title:	Vice President

[Credit Agreement Signature Page]

HSBC Bank USA, National Association, as a Lender

By:	/s/ William Conlan
Name: William Conlan
Title: Senior Vice President

[Credit Agreement Signature Page]

RBS CITIZENS, N.A., as a Lender

By:	/s/ Srbui Seferian
Name: Srbui Seferian, CFA
Title: Senior Vice President

[Credit Agreement Signature Page]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Barbara A. Keegan
Name: Barbara A. Keegan
Title: Senior Vice President

[Credit Agreement Signature Page]

Western Alliance Bank , as a Lender

By:	/s/ Brent Edgecumbe
Name: Brent Edgecumbe
Title: SVP

[Credit Agreement Signature Page]

EXHIBIT A

FORM OF U.S. GUARANTEE AND COLLATERAL AGREEMENT

(See Attached)

EXECUTION VERSION

U.S. GUARANTEE AND COLLATERAL AGREEMENT

made by

DEALERTRACK TECHNOLOGIES, INC.

and certain of its Subsidiaries

in favor of

JPMorgan Chase Bank, N.A.,
as Administrative Agent

Dated as of February 28, 2014

SECTION 7.	THE ADMINISTRATIVE AGENT	19
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	19
7.2	Duty of Administrative Agent.	20
7.3	Filing of Financing Statements.	20
7.4	Authority of Administrative Agent.	21

SECTION 8.	MISCELLANEOUS	21
8.1	Amendments in Writing.	21
8.2	Notices.	21
8.3	No Waiver by Course of Conduct; Cumulative Remedies.	21
8.4	Enforcement Expenses; Indemnification.	21
8.5	Successors and Assigns.	22
8.6	Set-Off.	22
8.7	Counterparts.	22
8.8	Severability.	22
8.9	Section Headings.	22
8.10	Integration.	22
8.11	GOVERNING LAW.	23
8.12	Submission To Jurisdiction; Waivers.	23
8.13	Acknowledgements.	23
8.14	Additional Grantors.	23
8.15	Releases.	24
8.16	WAIVER OF JURY TRIAL.	24

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Intellectual Property

U.S. GUARANTEE AND COLLATERAL AGREEMENT

U.S. GUARANTEE AND COLLATERAL AGREEMENT, dated as of February 28, 2014, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of February 28, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dealertrack Technologies, Inc. (the “Company”), Dealertrack Canada, Inc. (the “Canadian Borrower” and together with the Company, the “Borrowers”), the Lenders and the Administrative Agent.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

Section 1.         DEFINED TERMS

1.1              Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights, Securities Accounts and Supporting Obligations.

(b)   The following terms shall have the following meanings:

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“Agreement”: this U.S. Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrowers and the other Loan Parties (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrowers or the other Loan Parties pursuant to the terms of any of the foregoing agreements); provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Borrower Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contracts”: all contracts and agreements between any Guarantor and one or more additional Persons, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

“Copyrights”: (i) all copyrights and works of authorship arising under the laws of the United States, any other country or any political subdivision thereof, in any media, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

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“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal or swaps that are otherwise designated as “Excluded Swap Obligations.”

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Grantors”: as defined in the preamble hereto.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Company; provided that the Company shall be considered a Guarantor with respect to its guarantee of the Borrower Obligations related to the Canadian Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents and the Trademarks, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Company or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock or Capital Stock of an Unrestricted Subsidiary or any Equity Interest of a Person that is not directly or indirectly a Subsidiary excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

3

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrowers, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: any and all (i) letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, (ii) applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (iii) a reissues, continuations, continuations-in-part, divisions, or extensions of the foregoing, similar legal protections related thereto, or rights to obtain the foregoing.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use, sell, offer to sell or import any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall any of the following constitute Pledged Stock: (i) more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary; (ii) the Capital Stock of an Unrestricted Subsidiary; or (iii) any Equity Interests of a Person that is not directly or indirectly a Subsidiary (other than any such Equity Interest held in a Securities Account).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

4

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“Trademarks”: (i) all trademarks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dresses, domain names, service marks, logos and other source or business identifiers, and all goodwill associated therewith or symbolized thereby, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office (“USPTO”) or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trademark License”: any written agreement, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.

“USPTO”: as defined in the definition of “Trademarks”.

1.2              Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)               The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

Section 2.         Guarantee

2.1              Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b)               Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)                Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

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(d)               The guarantee contained in this Section 2 shall remain in full force and effect until released or terminated pursuant to Section 10.14 of the Credit Agreement, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e)                No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the release or termination of the guarantees hereunder as provided in Section 2.1(d) above.

2.2              Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3              No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4              Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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2.5              Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6              Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

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2.7              Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

2.8              Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until a discharge of Guarantor Obligations pursuant to Section 10.14 of the Credit Agreement. Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 3.         GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)                all Accounts;

(b)               all Chattel Paper;

(c)                all Contracts;

(d)               all Deposit Accounts;

(e)                all Documents;

(f)                all Equipment;

(g)                all Fixtures;

(h)               all General Intangibles;

(i)                 all Instruments;

(j)                 all Intellectual Property;

(k)               all Inventory;

(l)                 all Investment Property;

(m)             all Letter-of-Credit Rights;

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(n)               all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(o)               all books and records pertaining to the Collateral; and

(p)               to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any of the following: (i) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (ii) any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or assets covered by certificates of title or ownership of any Grantor, (iii) any assets or property that the Administrative Agent shall reasonably determine that the costs of obtaining a security interest (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) would be excessive in relation to the value of the security to be afforded thereby, (iv) a security interest likely to result in the forfeiture of a Grantor’s rights in any Trademark application filed on the basis of “intent-to-use” in the USPTO, unless and until acceptable evidence of use of the Trademark has been filed and accepted at the USPTO pursuant to section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. § 1051, et seq.), to the extent that granting a security interest or other lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application, (v) any fee interests in real property having an individual value (together with improvements thereof) of less than $15,000,000, (vi) any assets (including Equity Interests) expressly excluded from Collateral pursuant to Section 6.10 of the Credit Agreement, (vii) any assets or property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Grantor that is subject to a Lien permitted by Section 7.3(q) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Liens is granted validly prohibits the creation of any other Lien on such property, (viii) assets or property owned by any Grantor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing a purchase money obligation or Capitalized Lease obligation permitted to be incurred pursuant to the provisions of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease obligation) validly prohibits the creation of any other Lien on such assets and proceeds, (ix) any leaseholds or (x) more than 65% of any outstanding Foreign Subsidiary Voting Stock.

Section 4.         REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that as of the date hereof:

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4.1              Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned by, licensed to, or developed by a Grantor, in each case, to the extent not prohibited by the Credit Agreement. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2              Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law. The Administrative Agent agrees that the Grantors shall not be required to perfect the security interest created hereunder in Deposit Accounts and Securities Accounts and no representation or warranty is made by any Grantor in respect thereto unless and until such time as the Administrative Agent reasonably requests.

4.3              Jurisdiction of Organization; Chief Executive Office. Such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate from such Grantor’s jurisdiction of organization or equivalent certificate from the relevant Governmental Authority as of a date which is recent to the date hereof.

4.4              Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.5              Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Pledged Stock owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, no more than 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer of Pledged Stock.

(b)               All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c)                To such Grantor’s knowledge, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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(d)               Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

4.6              Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(b)               Governmental Authorities are the obligors on no more than 5% of the Receivables.

(c)                The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

4.7              Intellectual Property. (a) Schedule 5 lists (i) all registrations and applications for registration of Intellectual Property owned by such Grantor in its own name on the date hereof, noting the relevant registration or application number, and jurisdiction, if any, and (ii) all Copyright Licenses, Patent Licenses or Trademark Licenses that grant to any Grantor rights to any Copyrights, Patents or Trademarks on an exclusive basis as of the date thereof, noting in each case the title of the license, the counterparty to and the date of such license. Except as described on Schedule 5, on the date hereof, all material Intellectual Property owned by such Grantor is subsisting and unexpired and has not been abandoned or cancelled, and to the knowledge of such Grantor, is valid and enforceable, and is not being infringed by any third party.

(b)               Except as set forth in Schedule 5, on the date hereof, none of the Intellectual Property owned by a Grantor that is listed (or should be listed) on Schedule 5 is the subject of any franchise agreement pursuant to which such Grantor is the franchisor or any exclusive license pursuant to which such Grantor is the licensor.

(c)                Each Grantor owns, is licensed to use, or otherwise has the right to use, all Intellectual Property that it uses in, or is necessary for, the operation of its business as currently conducted. No written third party claim alleging that any Grantor’s operation of its business currently conducted may infringe, violate, misuse, dilute, or misappropriate any Intellectual Property right of any other third party has been received by any Grantor (i) within the preceding 3 years, or (ii) prior to the period in (i) to the extent such claim could reasonably be expected to have a Material Adverse Effect.

(d)               Except as described on Schedule 5, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, such Grantor’s rights in the Intellectual Property owned by such Grantor in any material respect that could reasonably be expected to have a Material Adverse Effect.

(e)                Except as described on Schedule 5, no action or proceeding has been asserted or is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) challenging the use of, or seeking to limit, cancel or question the validity, or enforceability of any material Intellectual Property owned by such Grantor or such Grantor’s use of or ownership interest therein, or (ii) which, if adversely determined, would have a Material Adverse Effect on the value of any Intellectual Property material to such Grantor’s business, and such Grantor does not know of any valid basis for any such claim, action or proceedings.

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4.8              Commercial Tort Claims

(a)                On the date hereof, except to the extent listed in Section 3.1 above, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $5,000,000.

(b)   Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5.8 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

Section 5.         COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations (other than unasserted claims for indemnification or expense reimbursement) shall have been paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments shall have terminated:

5.1              Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper in such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided, that the Grantors shall not be obligated to deliver to the Administrative Agent any Instrument, Certificated Security or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments, Certificated Securities and Chattel Paper held by all Grantors at such time does not exceed $5,000,000.

5.2              Maintenance of Insurance.

(a) Such Grantor will maintain, with financially sound and reputable companies, insurance in such amounts and against such risks as are insured against by Persons engaged in the same or similar business.

(b)               All such insurance shall (i) provide that should the policy be cancelled prior to the expiration date, the issuing insurer shall endeavor to provide written notice to Administrative Agent within 30 days of such cancellation, (ii) name the Administrative Agent as additional insured and loss payee on the General Liability, Cyber Liability, Property and Umbrella policies, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

(c)                The Company shall deliver to the Administrative Agent and the Lenders a report by a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Borrower’s audited annual financial statements and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

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5.3              Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to grant Liens on or otherwise dispose of, transfer, assign or license the Collateral.

(b)               Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)                At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) subject to Section 4.2, in the case of Investment Property, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.4              Changes in Name, etc. Such Grantor will, within 10 days of any such change, provide written notice to the Administrative Agent of, and deliver to the Administrative Agent all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein with respect to, (i) any change in the jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) any change in its name.

5.5              Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly upon becoming aware thereof, in reasonable detail, of:

(a)                any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; or

(b)               the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.6              Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer of Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and, if required after the occurrence and during the continuance of an Event of Default, deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any non-cash property paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall, upon notice to such Grantor by the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of non-cash capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, upon notice to such Grantor by the Administrative Agent, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any non-cash property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such property is paid or delivered to the Administrative Agent pursuant to Section 6.3, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

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5.7              Intellectual Property (a) With respect to material Trademarks owned by a Grantor, such Grantor (either itself or through licensees) will, subject to reasonable business judgment, (i) continue to use each material Trademark on each and every trademark class of goods or services applicable to its current business, including without limitation, as reflected in its current catalogs, brochures and price lists as necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) to the extent registered, use such Trademark with all appropriate notices of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b)               Such Grantor (either itself or through licensees) will, subject to reasonable business judgment, not do any act, or omit to do any act, whereby any material Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public.

(c)                With respect to material Copyrights owned by a Grantor, such Grantor (either itself or through licensees) will, subject to reasonable business judgment, not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d)               Such Grantor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property to infringe the valid Intellectual Property rights of any other Person.

(e)                Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public other than due to such Grantor’s sole election in reasonable business judgment in the ordinary course of business, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the USPTO, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same.

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(f)                Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, elects to file an application for the registration of any Intellectual Property with the USPTO, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within forty-five days after the last day of the fiscal quarter in which such filing occurs. Upon prior written request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark of such Grantor relating thereto or represented thereby. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall any Grantor be required to take action outside of the United States or Canada to perfect liens in favor of the Administrative Agent or any other Secured Party against Intellectual Property.

(g)                Such Grantor will use commercially reasonable efforts to take reasonable and necessary steps, including, without limitation, in any proceeding before the USPTO, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)               In the event that any material Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

5.8              Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $5,000,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

Section 6.         REMEDIAL PROVISIONS

6.1              Certain Matters Relating to Receivables. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

6.2              Communications with Obligors; Grantors Remain Liable (a) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(b)               Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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6.3              Investment Property (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case, to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)               If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)                Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

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6.4              Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5              Application of Proceeds. At such intervals as may be agreed upon by the Company and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Revolving Commitments shall have terminated shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

6.6              Code and Other Remedies If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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6.7              Sales of Pledged Stock. (a) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and similar legislation in Canada and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state or Canadian securities laws, even if such Issuer would agree to do so.

(b)               Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8              Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Company shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

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6.9              Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

Section 7.         THE ADMINISTRATIVE AGENT

7.1              Administrative Agent’s Appointment as Attorney-in-Fact, etc (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                 in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)               in the case of any Copyrights, Patents or Trademarks, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Copyrights, Patents or Trademarks of such Grantor relating thereto or represented thereby;

(iii)             pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)             execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)               (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2)   ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3)   sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Intellectual Property, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

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Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)               If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)               Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2              Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Subject to the immediately preceding sentence, neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3              Filing of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

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7.4              Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 8.         MISCELLANEOUS

8.1              Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2              Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3              No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4              Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and out-of-pocket expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)               Subject to Section 2.15 of the Credit Agreement, each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, out-of-pocket expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to Section 10.5 of the Credit Agreement.

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(d)               The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5              Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6              Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

8.7              Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

8.8              Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9              Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10          Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

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8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12          Submission To Jurisdiction; Waivers Each Grantor hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under any Loan Document in any other forum in which jurisdiction can be established;

(b)               consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13          Acknowledgements. Each Grantor hereby acknowledges that:

(a)                it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)               neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14          Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.10(c) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

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8.15          Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements or Specified Cash Management Agreements ) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)               If any of the Collateral shall be or is to be sold, transferred or otherwise disposed of by any Grantor in a transaction not prohibited by the Credit Agreement (or that has been consented to in accordance with Section 10.1 of the Credit Agreement), then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by the Credit Agreement; provided that the Company shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this U.S. Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

DEALERTRACK TECHNOLOGIES, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial and Administrative Officer

DEALERACCESS, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEALERTRACK, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEALERTRACK AAX, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEALERTRACK AFTERMARKET SERVICES, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEALERTRACK CENTRALDISPATCH, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial and Administrative Officer and Treasurer

DEALERTRACK CLICKMOTIVE, LLC

By:	/s/ Gary Papilsky
Name: Gary Papilsky
Title: Secretary

DEALERTRACK DATA SERVICES, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEALERTRACK DIGITAL SERVICES, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEALERTRACK PROCESSING SOLUTIONS, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEALERTRACK REGISTRATION AND TITLING SERVICES - LOUISIANA, LLC

By:	/s/ Gary Papilsky
Name: Gary Papilsky
Title: Secretary

DEALERTRACK SYSTEMS, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

DEALERTRACK TRADE OPERATIONS, LLC

By:	/s/ Gary Papilsky
Name: Gary Papilsky
Title: Secretary

DERBY MERGER CORP.

By:	/s/ Gary Papilsky
Name: Gary Papilsky
Title: Corporate Secretary

FDI COMPUTER CONSULTING, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

GENERAL SYSTEMS SOLUTIONS, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

TRIVIN, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

VINTEK, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT B

FORM OF CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

(See Attached)

EXECUTION COPY

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

made by

DEALERTRACK CANADA, INC.,
as Canadian Borrower

Each Canadian Subsidiary Guarantor Party Hereto

in favour of

JPMorgan Chase Bank, N.A.,
as Administrative Agent

Dated as of February 28, 2014

6.8	Appointment of Receiver.	xxii
6.9	Subordination.	xxii
6.10	Deficiency.	xxii

SECTION 7.	THE ADMINISTRATIVE AGENT	XXII
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc.	xxii
7.2	Duty of Administrative Agent.	xxiv
7.3	Filing of Financing Statements and Financing Change Statements.	xxiv
7.4	Authority of Administrative Agent.	xxiv

SECTION 8.	MISCELLANEOUS	XXV
8.1	Amendments in Writing.	xxv
8.2	Notices.	xxv
8.3	No Waiver by Course of Conduct; Cumulative Remedies.	xxv
8.4	Enforcement Expenses; Indemnification.	xxv
8.5	Successors and Assigns.	xxv
8.6	Set-Off.	xxvi
8.7	Counterparts.	xxvi
8.8	Severability.	xxvi
8.9	Section Headings.	xxvi
8.10	Integration.	xxvi
8.11	GOVERNING LAW.	xxvi
8.12	Submission To Jurisdiction; Waivers.	xxvi
8.13	Acknowledgements.	xxvii
8.14	Additional Grantors.	xxvii
8.15	Releases.	xxvii
8.16	WAIVER OF JURY TRIAL.	xxviii

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Intellectual Property

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT, dated as of February 28, 2014, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favour of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of February 28, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dealertrack Technologies, Inc. (the “Company”), Dealertrack Canada, Inc. (the “Canadian Borrower” and together with the Company, the “Borrowers”), the Lenders and the Administrative Agent.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the rateable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent, for the rateable benefit of the Secured Parties, as follows:

Section 1.         DEFINED TERMS

1.1              Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The following terms are used herein as defined in the PPSA: “Accessions”, “Accounts”, “Chattel Paper”, “Consumer Goods”, “Document of Title”, “Equipment” “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Money”, “financing statement”, “financing change statement” and “Proceeds”. The following terms are used herein as defined in the STA (as defined herein): “Certificated Security”, “Entitlement Holder”, “Entitlement Order”, “Financial Asset”, “Issuer”, “Securities”, “Securities Account”, “Securities Intermediary”, “Security Entitlement” and “Uncertificated Security”.

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(b)               The following terms shall have the following meanings:

“Agreement”: this Canadian Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Canadian Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Canadian Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Canadian Borrower pursuant to the terms of any of the foregoing agreements); provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Borrower Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contracts”: all contracts and agreements between any Guarantor and one or more additional Persons, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

“Control” means, with respect to a specified form of Investment Property, “control” as defined in sections 23 through 26 of the STA as applicable to such form of Investment Property.

“Copyrights”: (i) all copyrights and works of authorship arising under the federal laws of Canada, any other country or any political subdivision thereof, in any media, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the Canadian Intellectual Property Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

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“Deposit Account”: means any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal or swaps that are otherwise designated as “Excluded Swap Obligations”.

“Equity Interests” means shares of capital stock, partnership, joint venture, member or limited liability or unlimited liability company interests, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature and rights, warrants or options to acquire any of the foregoing.

“Grantors”: as defined in the preamble hereto.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Canadian Borrower.

“Industrial Design License”: any written agreement, now or hereafter in effect. granting to any third party any right to make, use or sell any Industrial Design, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any Industrial Design, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Industrial Designs”: all of the following now owned or hereafter acquired by any Grantor: (a) all industrial designs, design patents and other designs that the Grantor now or hereafter owns or uses, and all renewals and extensions thereof, (b) all registrations and recordings thereof and all applications that have been or shall be made or filed in the Canadian Intellectual Property Office or any similar office or agency in Canada or any other country or political subdivision thereof and all records thereof and all reissues, extensions or renewals thereof, and (c) all common law and other rights in the above.

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“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under Canadian, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, the Trade-marks, the Industrial Designs, trade secrets and customer lists and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Company or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in the PPSA (other than Capital Stock of an Unrestricted Subsidiary or any Equity Interest of a Person that is not directly or indirectly a Subsidiary excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Investment Property Control Agreement”: (a) with respect to any Uncertificated Securities included in the Collateral, an agreement between the issuer of such Uncertificated Securities and another Person whereby such issuer agrees to comply with instructions that are originated by such Person in respect of such Uncertificated Securities, without the further consent of the Grantor; and (b) with respect to any Security Entitlements in respect of Financial Assets included in the Collateral, an agreement between the Securities Intermediary in respect of such Security Entitlements and another Person pursuant to which such Securities Intermediary agrees to comply with any Entitlement Orders with respect to such Security Entitlements that are originated by such Person, without the further consent of the Grantor.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Obligations”: (i) in the case of the Canadian Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: any and all (i) letters patent of Canada, any other country or any political subdivision thereof, all reissues and extensions thereof, (ii) applications for letters patent of Canada or any other country and all divisions, continuations and continuations-in-part thereof, and (iii) a reissues, continuations, continuations-in-part, divisions, or extensions of the foregoing, similar legal protections related thereto, or rights to obtain the foregoing.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use, sell, offer to sell or import any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.

“Pledged Collateral” means the Pledged Notes and the Pledged Stock.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

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“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall any of the following constitute Pledged Stock; (i) the Capital Stock of an Unrestricted Subsidiary; or (ii) any Equity Interests of a Person that is not directly or indirectly a Subsidiary (other than any such Equity Interest held in a Securities Account).

“Proceeds”: all “proceeds” as such term is defined in the PPSA and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Receiver” has the meaning assigned to such term in Section 6.8.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act (Ontario), including the regulations thereto or equivalent legislation of any other relevant jurisdiction.

“Securities Account Agreement” has the meaning assigned to such term in Section 5.7.

“Securities Intermediary’s Jurisdiction” means, with respect to any Securities Intermediary holding any Securities Account included in or relating to any Pledged Collateral, its jurisdiction as determined under Section 45(2) of the STA.

“STA” means the Securities Transfer Act, 2006 (Ontario), including the regulations thereto, provided that, to the extent that perfection or the effect or perfection or non-perfection or the priority of any Lien created hereunder on Collateral that is Investment Property is governed by the laws in effect in any province or territory of Canada other than Ontario in which there is in force legislation substantially the same as the Securities Transfer Act, 2006 (Ontario) (an “Other STA Province”), then “STA” shall mean such other legislation as in effect from time to time in such Other STA Province for purposes of the provisions hereof referring to or incorporating by reference provisions of the STA; and to the extent that such perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the laws of a jurisdiction other than Ontario or an Other STA Province, then references herein to the STA shall be disregarded except for the terms “Certificated Security” and “Uncertificated Security”, which shall have the meanings herein as defined in the Securities Transfer Act, 2006 (Ontario) regardless of whether the STA is in force in the applicable jurisdiction.

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“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“Trade-marks”: (i) all trade-marks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dresses, domain names, service marks, logos and other source or business identifiers, and all goodwill associated therewith or symbolized thereby, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the Canadian Intellectual Property Office or in any similar office or agency of the Canada or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trade-mark License”: any written agreement, providing for the grant by or to any Grantor of any right to use any Trade-mark, including, without limitation, any of the foregoing referred to in Schedule 5.

1.2              Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)               The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

Section 2.         GUARANTEE

2.1              Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the rateable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Canadian Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b)               Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal, provincial and territorial laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)                Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)               The guarantee contained in this Section 2 shall remain in full force and effect until released or terminated pursuant to Section 10.14 of the Credit Agreement, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

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(e)                No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the release or termination of the guarantees hereunder as provided in Section 2.1(d) above.

2.2              Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3              No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4              Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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2.5              Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defence, set-off or counterclaim (other than a defence of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6              Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7              Payments.

Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

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2.8              Keepwell.Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until a discharge of Guarantor Obligations pursuant to Section 10.14 of the Credit Agreement. Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 3.         GRANT OF SECURITY INTEREST

3.1              Grant of Security Interest.

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the rateable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of its present and after acquired personal property, including, without limitation, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Contracts;

(d)	all Deposit Accounts;

(e)	all Documents of Title;

(f)	all Equipment;

(g)	all fixtures;

(h)	all Intangibles;

(i)	all Instruments;

(j)	all Intellectual Property;

(k)	all Inventory;

(l)	all Investment Property;

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(m)	all Money;

(n)	all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(o)	all books and records pertaining to the Collateral; and

(p)	to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any of the following: (i) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (ii) any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or assets covered by certificates of title or ownership of any Grantor, (iii) any assets or property that the Administrative Agent shall reasonably determine that the costs of obtaining a security interest (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) would be excessive in relation to the value of the security to be afforded thereby, (iv) any fee interests in real property having an individual value (together with improvements thereof) of less than $15,000,000, (v) any assets (including Equity Interests) expressly excluded from Collateral pursuant to Section 6.10 of the Credit Agreement, (vi) any assets or property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Grantor that is subject to a Lien permitted by Section 7.3(q) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Liens is granted validly prohibits the creation of any other Lien on such property, (vii) assets or property owned by any Grantor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing a purchase money security interest or Capitalized Lease obligation permitted to be incurred pursuant to the provisions of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money security interest or Capitalized Lease obligation) validly prohibits the creation of any other Lien on such assets and proceeds, or (viii) any leaseholds.

3.2              Exception Respecting Trade-Marks.

Notwithstanding anything in Section 3.1 to the contrary, any Grantors’ grant of security in Trade-marks (as defined in the Trade-marks Act (Canada)) under this Agreement shall be limited to a grant by such Grantor of a security interest in all of the Grantors’ right, title and interest in such Trade-marks.

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3.3              Attachment of Security Interest.

The Grantors and the Secured Parties hereby acknowledge that (a) value has been given; (b) each Grantor has rights in the Collateral in which it has granted a security interest; (c) this Agreement constitutes a security agreement as that term is defined in the PPSA; and (d) the security interest attaches upon the execution of this Agreement (or in the case of any after-acquired property, at the time of acquisition thereof).

Section 4.         REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that as of the date hereof:

4.1              Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the rateable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement, financing change statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favour of the Administrative Agent, for the rateable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned by, licensed to, or developed by a Grantor, in each case, to the extent not prohibited by the Credit Agreement. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2              Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favour of the Administrative Agent, for the rateable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law. The Administrative Agent agrees that the Grantors shall not be required to perfect the security interest created hereunder in Deposit Accounts and Securities Accounts and no representation or warranty is made by any Grantor in respect thereto unless and until such time as the Administrative Agent reasonably requests.

4.3              Jurisdiction of Organization; Chief Executive Office.Such Grantor’s jurisdiction of organization, incorporation or amalgamation and its organizational or identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a copy of the certificate or articles of incorporation or organization or other organization document and certificate of compliance/status/good standing (as applicable) as of a date which is recent to the date hereof from its jurisdiction of organization.

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4.4              Pledged Collateral. (a) As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, Schedule 2 sets forth a complete and accurate list of all Pledged Collateral owned by such Grantor. As of the date hereof, such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed in Schedule 2 as being owned by it, free and clear of any Liens, except for Permitted Liens. Such Grantor further represents and warrants that (i) to the knowledge of such Grantor, all Pledged Collateral constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable; (ii) all Pledged Collateral credited to a Securities Account maintained with a Securities Intermediary of such Grantor (if any) is subject to an Investment Property Control Agreement (if so reasonably requested by the Administrative Agent) between the Securities Intermediary and the Administrative Agent as the result of which the Administrative Agent has Control over such Pledged Collateral; (iii) as of the date hereof and to the knowledge of such Grantor, all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder; and (iv) none of the Pledged Collateral that is an interest in a partnership or a limited liability company and is subject to the STA: (A) is dealt in or traded on any securities exchange or in any securities market; (B) expressly provides by its terms that it is a “security” for the purposes of the STA or any other similar provincial legislation; or (C) is held in a Securities Account.

(b)               Such Grantor has not consented to any Person other than the Administrative Agent entering into, nor has become a party to, an Investment Property Control Agreement in respect of any Investment Property or Securities Account included in the Collateral, and no such Investment Property Control Agreement is outstanding and in force.

(c)                To such Grantor’s knowledge, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d)               Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favour of, or claims of, any other Person, except the security interest created by this Agreement.

4.5              Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(b)               Governmental Authorities are the obligors on no more than 5% of the Receivables.

(c)                The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

4.6              Intellectual Property. (a) Schedule 5 lists (i) all registrations and applications for registration of Intellectual Property owned by such Grantor in its own name on the date hereof, noting the relevant registration or application number, and jurisdiction, if any, and (ii) all Copyright Licenses, Patent Licenses, Trade-mark Licenses or Industrial Design Licenses that grant to any Grantor rights to any Copyrights, Patents, Trade-marks or Industrial Designs on an exclusive basis as of the date thereof, noting in each case the title of the license, the counterparty to and the date of such license. Except as described in Schedule 5, on the date hereof, all material Intellectual Property owned by such Grantor is subsisting and unexpired and has not been abandoned or cancelled, and to the knowledge of such Grantor, is valid and enforceable, and is not being infringed by any third party.

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(b)               Except as set forth in Schedule 5, on the date hereof, none of the Intellectual Property owned by a Grantor that is listed (or should be listed) on Schedule 5 is the subject of any franchise agreement pursuant to which such Grantor is the franchisor or any exclusive license pursuant to which such Grantor is the licensor.

(c)                Each Grantor owns, is licensed to use, or otherwise has the right to use, all Intellectual Property that it uses in, or is necessary for, the operation of its business as currently conducted. No written third party claim alleging that any Grantor’s operation of its business as currently conducted may infringe, violate, misuse, dilute, or misappropriate any Intellectual Property right of any other third party has been received by any Grantor (i) within the preceding 3 years, or (ii) prior to the period in (i) to the extent that such claim could reasonably be expected to have a Material Adverse Effect.

(d)               Except as described on Schedule 5, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, such Grantor’s rights in the Intellectual Property owned by such Grantor in any material respect that could reasonably be expected to have a Material Adverse Effect.

(e)                Except as described on Schedule 5, no action or proceeding has been asserted or is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) challenging the use of, or seeking to limit, cancel or question the validity, or enforceability of any material Intellectual Property owned by such Grantor or such Grantor’s use of or ownership interest therein, or (ii) which, if adversely determined, would have a Material Adverse Effect on the value of any Intellectual Property material to such Grantor’s business, and such Grantor does not know of any valid basis for any such claim, action or proceedings.

Section 5.         COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations (other than unasserted claims for indemnification or expense reimbursement) shall have been paid in full, no Letter of Credit shall be outstanding and the Revolving Commitments shall have terminated:

5.1              Delivery of Instruments, Certificated Securities, Chattel Paper and Documents of Title. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Documents of Title, security instruments evidencing Certificated Securities or Chattel Paper in such Instrument, Documents of Title, security instruments evidencing Certificated Securities or Chattel Paper shall be immediately delivered to the Administrative Agent, duly endorsed to the Administrative Agent or its nominee or in blank by an effective endorsement or accompanied by a duly executed instrument of transfer in favour of the Administrative Agent or its nominee or in blank, in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided, that the Grantors shall not be obligated to deliver to the Administrative Agent any Instrument, Certificated Securities or Chattel Paper held by any Grantor at any time to the extent that the aggregate face amount of all such Instruments, Certificated Securities and Chattel Paper held by all Grantors at such time does not exceed $5,000,000.

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5.2              Pledged Collateral: Uncertificated Securities and Security Entitlements.

(a)                In respect of any Uncertificated Securities included in the Pledged Collateral: (i) on request by the Administrative Agent, each Grantor shall cause the appropriate issuers of such Uncertificated Securities either to register the Administrative Agent or its nominee as the registered owner of such Uncertificated Securities or mark their books and records with the numbers and face amounts of all such Uncertificated Securities and all rollovers and replacements therefore to reflect the Lien of the Administrative Agent granted pursuant to this Agreement; and (ii) each Grantor shall on request by the Administrative Agent consent to the Administrative Agent entering into an Investment Property Control Agreement with the issuer of any such Uncertificated Securities such that the Administrative Agent shall have Control thereof.

(b)               In respect of any Security Entitlements or Securities Accounts included in the Pledged Collateral, (i) upon the occurrence and during the continuance of an Event of Default, each Grantor shall upon request by the Administrative Agent, direct the Securities Intermediary in respect of such Security Entitlements to transfer the Financial Assets to which such Security Entitlements relate to a Securities Account designated by the Administrative Agent such that the Administrative Agent shall become the Entitlement Holder in respect of such Financial Asset; and (ii) each Grantor shall, upon request by the Administrative Agent, consent to the Administrative Agent entering into an Investment Property Control Agreement, reasonably satisfactory to the Administrative Agent, with the Securities Intermediary in respect of any such Security Entitlements and Uncertificated Securities such that the Administrative Agent shall have Control thereof.

5.3              Pledged Collateral: General.

(a)                Following the occurrence and during the continuance of an Event of Default, such Grantor will permit any Pledged Collateral in registered form to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Administrative Agent.

(b)               Such Grantor shall not consent to: (i) the entering into by any issuer of any Uncertificated Securities included in or relating to the Pledged Collateral of an Investment Property Control Agreement in respect of such Uncertificated Securities with any Person other than the Administrative Agent or its nominee; or (ii) the entering into by any Securities Intermediary for any Security Entitlements included in or relating to the Pledged Collateral of an Investment Property Control Agreement in respect of such Security Entitlements with any Person other than the Administrative Agent or its nominee.

(c)                Such Grantor shall not enter into any agreement with any Securities Intermediary that governs any Securities Account included in or relating to any Pledged Collateral that either (i) specifies any such Securities Intermediary’s jurisdiction to be a jurisdiction other than the Province of Ontario for the purposes of the STA, (ii) specifies the laws of a jurisdiction other than the Province of Ontario as applicable to the acquisition of a Security Entitlement from such Securities Intermediary, or (iii) which is governed by the laws of a jurisdiction other than the Province of Ontario or consent to any amendment to any such agreement that would change (x) such Securities Intermediary’s jurisdiction to a jurisdiction other than the Province of Ontario for the purposes of the STA, (y) the applicable law to the acquisition of a Security Entitlement from such Securities Intermediary to be the laws of a jurisdiction other than the Province of Ontario, or (z) its governing law to a jurisdiction other than the Province of Ontario.

(d)               If the representation and warranty set out in Section 4.4(a)(iv) is not or ceases to be true in respect of any Pledged Collateral that is an interest in a partnership or a limited liability company, such Pledged Collateral shall thereupon be subject to the provisions of Sections 5.1, 5.2. 5.3(b). 5.3(c) and 5.3(d) to the extent applicable thereto.

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5.4              Maintenance of Insurance.

(a)                Such Grantor will maintain, with financially sound and reputable companies, insurance in such amounts and against such risks as are insured against by Persons engaged in the same or similar business.

(b)               All such insurance shall (i) provide that should the policy be cancelled prior to the expiration date, the issuing insurer shall endeavour to provide written notice to the Administrative Agent within 30 days of such cancellation, (ii) name the Administrative Agent as additional insured and loss payee on the General Liability, Cyber Liability and Umbrella policies, (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

(c)                The Company shall deliver to the Administrative Agent and the Lenders a report by a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Borrowers’ audited annual financial statements and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

5.5              Maintenance of Perfected Security Interest; Further Documentation.(a)                Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to grant Liens or otherwise dispose of, transfer, assign or license the Collateral.

(b)               Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)                At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or financing change statements under the PPSA (or other similar documents under similar laws) in effect in any jurisdiction with respect to the security interests created hereby; and (ii) subject to Section 4.2 in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the PPSA with respect thereto).

5.6              Changes in Name, etc. Such Grantor will, within 10 days of any such change, provide written notice to the Administrative Agent of, and deliver to the Administrative Agent all additional executed financing statements, financing change statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein with respect to, (i) any change in the jurisdiction of incorporation, amalgamation or organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) any change the location of its Collateral or any records concerning the Collateral (other than mobile goods) from the locations referenced in Schedule 3 to a location in any jurisdiction which would necessitate additional filings or documents in order to maintain the validity, perfection and priority of the security interests with respect to such Collateral provided for herein, (iii) any change in its name; or (iv) to any agreement governing any Securities Account included in or relating to any Pledged Collateral (each, a “Securities Account Agreement”) to the extent that such change would result in a change in the applicable Securities Intermediary’s Jurisdiction from the jurisdiction, specified therein or otherwise, notified to the Administrative Agent. Each Grantor further agrees to notify the Administrative Agent upon entering into any Securities Account Agreement with a Securities Intermediary, and such notice shall be accompanied by a copy of such Securities Account Agreement or shall contain a representation and warranty as to the Securities Intermediary’s Jurisdiction as specified in or determined by reference to such Securities Account Agreement.

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5.7              Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly upon becoming aware thereof, in reasonable detail, of:(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; or

(b)               the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.8              Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer of Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and, if required after the occurrence and during the continuance of an Event of Default, deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power, an effective endorsement or an instrument of transfer covering such certificate duly executed in favour of the Administrative Agent or its nominee or in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any non-cash property paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall, upon notice to such Grantor by the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of non-cash capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, upon notice to such Grantor by the Administrative Agent, unless otherwise subject to a perfected security interest in favour of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any non-cash property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such property is paid or delivered to the Administrative Agent pursuant to Section 6.3, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

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5.9              Intellectual Property. (a) With respect to material Trade-marks owned by a Grantor, such Grantor (either itself or through licensees) will, subject to reasonable business judgment, (i) continue to use each material Trade-mark on each and every trade-mark class of goods or services applicable to its current business, including without limitation, as reflected in its current catalogs, brochures and price lists as necessary to maintain such Trade-mark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trade-mark, (iii) to the extent registered, use such Trade-mark with all appropriate notices of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trade-mark unless the Administrative Agent, for the rateable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trade-mark may become invalidated or impaired in any way.

(b)               Such Grantor (either itself or through licensees) will, subject to reasonable business judgement, not do any act, or omit to do any act, whereby any material Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public.

(c)                With respect to material Copyrights owned by a Grantor, such Grantor (either itself or through licensees) will, subject to reasonable business judgment, not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d)               Such Grantor (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property to infringe the valid Intellectual Property rights of any other Person.

(e)                Such Grantor will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public other than due to such Grantor’s sole election in reasonable business judgment in the ordinary course of business, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the Canadian Intellectual Property Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same.

(f)                Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, elects to file an application for the registration of any Intellectual Property with the Canadian Intellectual Property Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within forty-five days after the last day of the fiscal quarter in which such filing occurs. Upon prior written request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent, Trade-mark or Industrial Design of such Grantor relating thereto or represented thereby. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall any Grantor be required to take action outside of the United States or Canada to perfect liens in favour of the Administrative Agent or any other Secured Party against Intellectual Property.

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(g)                Such Grantor will use commercially reasonable efforts to take reasonable and necessary steps, including, without limitation, in any proceeding before the Canadian Intellectual Property Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)               In the event that any material Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

Section 6.         REMEDIAL PROVISIONS

6.1              Certain Matters Relating to Receivables.(a)                If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

6.2              Communications with Obligors; Grantors Remain Liable. (a) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the rateable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(b)               Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3              Investment Property. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case, to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

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(b)               If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, amalgamation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)                Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

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6.4              Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, cheques and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5              Application of Proceeds. At such intervals as may be agreed upon by the Company and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Revolving Commitments shall have terminated shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

6.6              PPSA and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the PPSA or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defences, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, the PPSA, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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6.7              Sales of Pledged Stock.

(a) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act or other applicable securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favourable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under other applicable Canadian securities laws, even if such Issuer would agree to do so.

(b)               Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defences against an action for specific performance of such covenants except for a defence that no Event of Default has occurred under the Credit Agreement.

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6.8              Appointment of Receiver.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of such Grantor or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”, which term when used herein shall include a receiver and manager) of the Collateral of such Grantor (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in its stead. Any such Receiver shall, to the extent permitted by applicable law, so far as concerns responsibility for its acts, be deemed the agent of such Grantor and not of the Administrative Agent, and the Administrative Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or its servants, agents or employees. Subject to the provisions of the instrument appointing a Receiver, any such Receiver shall (i) have such powers as have been granted to the Administrative Agent under this Section 6, and (ii) shall be entitled to exercise such powers at any time that such powers would otherwise be exercisable by the Administrative Agent under this Section 6, which powers shall include the power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of such Grantor and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of the Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including such Grantor, enter upon, use and occupy all premises owned or occupied by such Grantor wherein the Collateral may be situated, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on such Grantor’s business or as security for loans or advances to enable the Receiver to carry on such Grantor’s business or otherwise, as such Receiver shall, in its reasonable discretion, determine. Except as may be otherwise directed by the Administrative Agent, all money received from time to time by such Receiver in carrying out its appointment shall be received in trust for and be paid over to the Administrative Agent, and any surplus shall be applied in accordance with Requirements of Law. Every such Receiver may, in the discretion of the Administrative Agent, be vested with all or any of the rights and powers of the Administrative Agent.

6.9              Subordination.

Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Company shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

6.10          Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

Section 7.         THE ADMINISTRATIVE AGENT

7.1              Administrative Agent’s Appointment as Attorney-in-Fact, etc. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

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(i)                 in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any cheques, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)               in the case of any Copyrights, Patents, Trade-marks or Industrial Designs, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Copyrights, Patent, Trade-marks or Industrial Designs of such Grantor relating thereto or represented thereby;

(iii)             pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)             execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)               (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2)   ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3)   sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Intellectual Property, throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

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(b)               If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)               Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2              Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Subject to the immediately preceding sentence, neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3              Filing of Financing Statements and Financing Change Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file financing statements, financing change statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all present and after acquired personal property” in any such financing statements or financing change statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement or financing change statement with respect to the Collateral made prior to the date hereof.

7.4              Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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Section 8.         MISCELLANEOUS

8.1              Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2              Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3              No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4              Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and out-of-pocket expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)               Subject to Section 2.15 of the Credit Agreement, each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, out-of-pocket expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d)               The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5              Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

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8.6              Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

8.7              Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

8.8              Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9              Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10          Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

8.12          Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)                submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Province of Ontario, and any appellate court from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under any Loan Document in any other forum in which jurisdiction can be established;

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(b)               consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13          Acknowledgements. Each Grantor hereby acknowledges that:

(a)                it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)               neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14          Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.10(c) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15          Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements or Specified Cash Management Agreements ) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

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(b)               If any of the Collateral shall be or is to be sold, transferred or otherwise disposed of by any Grantor in a transaction not prohibited by the Credit Agreement (or that has been consented to in accordance with Section 10.1 of the Credit Agreement), then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by the Credit Agreement; provided that the Company shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16          WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Canadian Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

DEALERTRACK CANADA, INC.

By:	/s/ Eric D. Jacobs
Name: Eric D. Jacobs
Title: Executive Vice President, Chief Financial and Administrative Officer